Exhibit 10.5

Execution Copy

AMENDED AND RESTATED PURCHASE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AGREEMENT (as amended, this “Agreement”) is made and entered into as of January 15, 2008 by and among Answers Corporation, a Delaware corporation (the “Purchaser”) and Brian Kariger, as the Sellers Representative. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.            Lexico Publishing Group, LLC, a California limited liability company (the “Company”), Brian Kariger, as trustee of the Brian Patrick Kariger Charitable Remainder Unitrust Trust dated April 9, 2007, Brian Kariger, as trustee of the Brian Patrick Kariger Revocable Trust dated February 9, 2007, and Daniel Fierro (collectively, the “Sellers”), the Sellers Representative, and the Purchaser entered into a Purchase Agreement, dated as of July 13, 2007, as amended by the First Amendment to the Purchase Agreement dated July 31, 2007 as amended by the Second Amendment to the Purchase Agreement dated November 12, 2007 (the “Original Purchase Agreement”), which the parties wish to further amend and restate;

B.            Each of the Sellers owns such percentage of Company’s Membership Interest, which includes the Economic Interest, as set forth opposite such Seller’s name on Schedule A attached hereto (collectively, the “Interests”), in each case free and clear of any Encumbrances, which Interests represents all of the outstanding Membership Interests of the Company;

C.            The Purchaser desiring to purchase, and the Sellers desiring to sell, all of the Interests, at the Closing, and, upon consummation of such sale, that the Purchaser shall become the sole owner of the Company, as more fully set forth herein, have entered into the Original Purchase Agreement;

D.            The Members of the Company have unanimously approved and authorized the execution, delivery and performance of this Agreement and the transaction contemplated hereby, including, the Purchaser’s admission to the Company as a Member at the Closing;

E.             As a material inducement to the willingness of Purchaser to enter into this Agreement, the parties hereto and the Escrow Agent executed the Bonus Plan/Documents Escrow Agreement, as amended, pursuant to which, inter alia, the Sellers have deposited with the Escrow Agent instruments evidencing the transfer of their Interests to the Purchaser at the Closing, to be held by the Escrow Agent for the benefit of the Sellers and the Purchaser, in order to facilitate the Closing;

F.             As a material inducement to the willingness of Purchaser to enter into this Agreement, the parties hereto and the Escrow Agent executed an Indemnity Escrow Agreement in order to facilitate the indemnification obligations contemplated by this Agreement, which the parties wish to amend so as to provide that such agreement shall automatically terminate if Purchaser elects to effect the Holdback with respect to the entire Escrow Amount, as set forth in Section 1.3.2 hereto;

F.             Concurrently with the Closing of this Agreement, provided Purchaser elected to effect the Holdback: (i) the parties hereto shall enter into the that certain Pledge and Security Agreement, in the form attached hereto as Exhibit E (as amended, the “Pledge and Security Agreement”), and (ii) the parties hereto and Interlachen Convertible Investments Limited, in its capacity as collateral agent of the Senior Debt, shall enter into the Subordination Agreement, in the form attached hereto as Exhibit F (as amended, the “Subordination Agreement”); and

H.            The Parties wish to amend and restate the Original Purchase Agreement in its entirety, as set forth herein, in accordance with Section 10.5 of the Original Purchase Agreement, pursuant to which such amendment and restatement may be made with the written consent of Purchaser and the Sellers Representative and shall be binding upon the Parties and their respective successors and assignees.

NOW THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations and warranties made in this Agreement, the Purchaser, the Company and the Sellers, intending to be legally bound, hereby agree as follows:

1.             SALE AND PURCHASE.

1.1.             Sale and Purchase of the Interests. Subject to the terms and conditions of this Agreement, at the Closing, (a) the Sellers shall each sell, convey, assign and transfer his Interests to Purchaser, free and clear of all Encumbrances, (b) the Purchaser shall purchase and accept the Interests from the Sellers, (c) the Sellers shall each withdraw as a Member of the Company, and (d) the Purchaser shall be admitted as the sole Member of the Company with respect to the Interests. All Interests together shall be purchased by the Purchaser and under no circumstances shall only part of the Interests be purchased by the Purchaser.

1.2.             Purchase Price.

1.2.1.          As full consideration for the sale, conveyance, assignment and transfer of the Interests to Purchaser, free and clear of all Encumbrances, and all of the obligations, covenants and conditions contained in this Agreement, (i) at Closing, Purchaser shall deposit in a bank account in the name of the Escrow Agent an aggregate amount equal to $80,000,000 (subject to adjustments in accordance with the provisions of Section 1.2.2) (the “Purchase Price”), to be immediately thereafter transferred by the Escrow Agent to the Sellers, pro-rata in accordance with the percentage Membership Interest held by each Seller as set forth in Schedule A; (ii) the amount of Forfeited Employee Bonus Amount (if any) shall be transferred and paid to the Sellers, pro-rata in accordance with the percentage Membership Interest held by each Seller as set forth in Schedule A, in the manner set forth in Section 1.4.2 (such amount, if any, the “Second Installment”) and (iii) the Escrow Fund remaining (if any) after deducting any Indemnifiable Damages pursuant to Section 9 shall be transferred and paid to the Sellers, pro-rata in accordance with the percentage Membership Interest held by each Seller as set forth in Schedule A, in the manner set forth in Section 9 (such amount, if any, the “Third Installment”, and together with the Purchase Price, and Second Installment, the “Aggregate Purchase Price”).

1.2.2.          No later than two (2) Business Days prior to the Closing, the Company shall prepare in good faith and deliver to the Purchaser (with a duplicate copy to the Escrow Agent) a certificate in the form attached hereto as Schedule 1.2.2 (the “Estimated Closing Adjustments Certificate”) setting forth, in reasonable detail, the estimated Closing Net Working Capital (together with the Company’s balance sheet) and the Transaction Expenses, each as of the Closing.  The Company shall deliver to Purchaser, together with the Estimated Closing Adjustment Certificates, all the supporting work papers prepared for the calculation of the amounts stated therein and such other supporting documentation as Purchaser shall reasonably request. The Estimated Closing Adjustments Certificate shall be deemed to be a representation and warranty of the Sellers hereunder.  The Purchase Price shall be subject to the following adjustments:

1.2.2.1.          The Purchase Price shall be reduced, on a dollar for dollar basis, by the amount, if any, by which the Closing Net Working Capital is less than $650,000 (with any negative result, i.e. the estimated Closing Net Working Capital being in excess of $650,000, treated in accordance with Section 1.2.2.2), as set forth in the Estimated Closing Adjustments Certificate.

1.2.2.2.          In the event that the Closing Net Working Capital as set forth in the Estimated Closing Adjustments Certificate is in excess of $650,000, then, at the Sellers’ election, such excess amount shall be: (i) added to the Purchase Price, on a dollar for dollar basis, or (ii) permitted to be declared and paid as dividends by the Company to the Sellers prior to or concurrently with the Closing. Sellers may elect either of the manners of payments set forth in clauses (i) or (ii) above, or a combination thereof that has the result of making the full payment of such excess amount to the Sellers.

1.2.2.3.          The Purchase Price shall be reduced, on a dollar for dollar basis, by the amount of any Transaction Expenses outstanding at the Closing, as set forth in the Estimated Closing Adjustments Certificate.

Failure of the Company to timely and duly deliver the Estimated Closing Adjustments Certificate may be waived by Purchaser, in its sole discretion (without derogating from any rights or remedies under this Agreement, including, without limitation, under Section 9).

1.3.             Escrow; Holdback.  The Sellers hereby agree that the Escrow Amount shall not be paid to the Sellers at the Closing, but instead, at the election of the Purchaser, shall be either (or in a combination of the following):

1.3.1.          held back (in whole or in part with respect to any portion of the Escrow Amount not deposited in escrow pursuant to Section 1.3.2 below) by the Purchaser to offset any amount due by Sellers under Sections 1.2 and 9 hereof (the “Holdback”), and the remaining amount shall be paid (if any) to the Sellers, together with interest thereon at the rate of 7% per annum on the Escrow Amount, computed on the basis of actual number of days elapsed over a 360-day year, upon the second anniversary of the Closing (the “Holdback Release Date”) pursuant to Section 9 hereof. In the event that the Purchaser elects to effect the Holdback, then: (i) if the Holdback is effected with respect to with respect to the entire Escrow Amount, the Indemnity Escrow Agreement shall automatically terminate, without the need of any action from any party thereto, and be of no force and effect, and the parties hereto, acting pursuant to Section 4(b) of the Indemnity Escrow Agreement, hereby agree that the Indemnity Escrow Agreement shall be deemed to have been amended to this effect; and (ii) the parties shall enter into the Pledge and Security Agreement and (if the Purchaser purchases any Senior Notes) the Subordination Agreement with respect to the Escrow Amount subject to Holdback; and/or

1.3.2.          retained (in whole or in part with respect to any portion of the Escrow Amount not held back pursuant to Section 1.3.1 above) by the Escrow Agent in a separate bank account in the name of the Escrow Agent, to be held by the Escrow Agent pursuant to the Indemnity Escrow Agreement, to secure the obligations of the Sellers under Sections 1.2 and 9 hereof (the “Indemnity Escrow”), and the remaining amounts shall be paid (if any) to the Sellers upon the lapse of the Escrow Period pursuant to Section 9 hereof.  In the event that the Purchase elects to effect the Indemnity Escrow with respect to the entire Escrow Amount, then the Pledge and Security Agreement and Subordination Agreement shall be of no force and effect.

1.3.3.          Notwithstanding Sections 1.3.1 and 1.3.2 above, in the event the underwriters of the Offering exercise their over-allotment option, in whole or in part, resulting in additional Offering proceeds (the “Overallotment Proceeds”), (i) the Purchaser hereby agrees to use the Overallotment

Proceeds to effect the Indemnity Escrow up to the entire Escrow Amount; (ii) the Escrow Amount subject to the Indemnity Escrow will not bear interest pursuant to Section 1.3.1 above, and will instead be governed by the Indemnity Escrow Agreement; and (iii) any Overallotment Proceeds in excess of the Escrow Amount shall be retained by the Purchaser.

1.4.             Employees Bonus Plan; Forfeited Employee Bonus Amount.

1.4.1.          At the Closing, Purchaser shall deposit with the Escrow Agent the Employee Bonus Amount, to be held pursuant to the Bonus Plan/Documents Escrow Agreement.  The portion of the Employee Bonus Amount to be paid at Closing shall be transferred by the Escrow Agent to the Company for the purpose of making payments under the Employee Bonus Plan as soon as practicable after the Closing. The employees entitled to participate in the Employee Bonus Plan, and their bonus amounts, shall be determined by the Sellers, with Purchaser’s prior written consent.  The timing and content of the notice to eligible participants shall be coordinated with Purchaser in advance and be subject to Purchaser’s prior consent.

1.4.2.          Any portion of the Employee Bonus Amount (if any), including interest accrued thereon (if any), which the participants in the Employee Bonus Plan shall not be entitled to receive in accordance with the terms and conditions thereof (the “Forfeited Employee Bonus Amount”), shall be paid to the Sellers, pro-rata in accordance with the allocation of the percentage Membership Interest held by each Seller as set forth in Schedule A.  Payment to the Sellers of the Forfeited Employee Bonus Amount shall be made in accordance with the Bonus Plan/Documents Escrow Agreement.  The Sellers shall not make any payments from the Forfeited Employee Bonus Amounts to current or former employees of the Company after the Closing.

1.5.             Taxes; Withholding.  Purchaser, the Company and the Escrow Agent shall each be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to any such deliveries and payments under the Internal Revenue Code of 1986, as amended or any provision of state, local, provincial or foreign Tax law and to request any necessary Tax forms, including IRS Form W-9 or the appropriate series of Form W-8, as applicable, or any other proof of exemption from withholding or any similar information, from the Sellers and any other recipient of any payment hereunder.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such recipients in respect of which such deduction and withholding was made.

1.6.             Manner of Payment. The Purchase Price shall be paid in U.S. Dollars. The Escrow Agent shall be instructed to transfer the Purchase Price by wire transfer in immediately available funds to such bank accounts the details of which shall be provided by each of the Sellers to the Escrow Agent, in accordance with the Bonus Plan/Documents Escrow Agreement.

2.     CLOSING.

2.1.             Closing Date.  Unless this Agreement is earlier terminated in accordance with Section 8, the delivery by the Purchaser of the Purchase Price (subject to adjustments in accordance with the provisions of Section 1.2.2) and the Employee Bonus Amount to the Escrow Agent and Purchaser’s admission to the Company as the sole Member thereof (the “Closing”) and all other actions specified in this Agreement to occur at the Closing, shall take place at the offices of Montgomery & Co., LLC, 100 Wilshire Blvd., Suite 400, Santa Monica, CA 90401, on the date specified by Purchaser which will be no later than the fifth Business Day after the date on which the last of the conditions set forth in Section 7 has been satisfied or waived (if permissible) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Purchaser and the Sellers Representative shall agree. The date on which the Closing occurs is herein referred to as the “Closing Date”. All transactions to occur at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

2.2.             Sellers Deliveries.

2.2.1.          Sellers Closing Deliveries.  The Sellers shall deliver, or cause to be delivered, to Purchaser, at or prior to the Closing, each of the following (unless delivery of any such document has been waived by Purchaser, in its sole discretion):

2.2.1.1.              a certificate, dated as of the Closing Date in the form attached hereto as Schedule 2.2.1.1, executed by each of the Sellers, on behalf of themselves and the Company, to the effect that each of the conditions set forth in Section 7.3 have been satisfied;

2.2.1.2.              a bring down written opinion from the legal counsel(s) to the Sellers and the Company and addressed to Purchaser, that the written opinions rendered on the date of signing the Original Purchase Agreement, in the form attached hereto as Exhibit D, are true and correct as of the Closing Date, as though made on and as of such date;

2.2.1.3.              a certificate executed by each of the Sellers, on behalf of the Company, in the form attached hereto as Schedule 2.2.1.3 and in substance satisfactory to Purchaser, setting forth and certifying the Company’s aggregate liability for Transaction Expenses as of the Closing Date (including all Transaction Expenses paid by the Company through such date), accompanied by such supporting documentation, information and calculations as are necessary for Purchaser to verify and determine the amount of such Transaction Expenses as of the Closing Date;

2.2.1.4.              all other documents expressly required to be delivered at or prior to Closing pursuant to the Sellers’ obligations hereunder.

2.2.2.          Sellers Signing Deliveries.  Concurrently with the execution of this Agreement, the Sellers have delivered, or cause to be delivered, each of the following:

2.2.2.1.              To the Escrow Agent:

(i)                    instruments of transfer of Membership Interests, validly executed by each of the Sellers, evidencing the transfer of his Membership Interest to the Purchaser, free and clean of any Encumbrance (dated blank);

(ii)                   spousal consent to the transfer of Membership Interests, validly executed by the spouse of each of the Sellers (if applicable), relating to the transfer of Membership Interest to the Purchaser (dated blank);

(iii)                  the list of Company’s Members maintained pursuant to Section 17058(a)(1) of the California Corporations Code, evidencing the withdrawal of the Sellers as Members and the admission of the Purchaser as the sole Member (with the date of admission blank); and

(iv)                 signatures of the Sellers to the Subordination Agreement.

At the Closing, the Escrow Agent shall, automatically, and without any further action required by either party (and the parties hereby irrevocably instruct the Escrow Agent to) date the documents specified in this Section 2.2.2.1 as of the Closing Date and deliver them to the Purchaser.

2.2.2.2.              to the Purchaser, a written opinion from the legal counsel to the Sellers and the Company, in the form attached hereto as Exhibit D, dated as of the date of signing the Original Purchase Agreement and addressed to the Purchaser.

2.3.             Expenses.  Whether or not the Closing occurs, subject to Section 8.3.1, the Sellers shall be responsible for the payment of all Transaction Expenses they have incurred or will incur or that the Company has incurred at or prior to Closing, in connection with the negotiation, execution and delivery of this Agreement and consummation of the transactions contemplated hereby (and, if the Closing occurs, the Sellers shall reimburse the Company to the extent any such costs were paid by the Company). Purchaser shall be responsible for the payment of costs (including legal and accounting fees) it has incurred and will incur in connection with the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

2.4.             Further Action.  The Sellers shall at any time and from time to time upon the request of the Purchaser execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further assignments, instruments of sale and transfer and other documents as may be reasonably required for the assigning and transferring to the Purchaser or its successors and assigns full right, title to, and interest in, the Interests, and for the purpose of carrying out the intent of this Agreement.

3.             REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

Subject to the disclosures set forth in the Disclosure Schedule, the Sellers and the Company hereby represent and warrant to Purchaser as follows:

3.1.             Organization, Standing and Power.

3.1.1.          The Company is a limited liability company duly organized, validly existing and, to the extent that such jurisdiction recognizes the concept of good standing, is in good standing under the laws of its jurisdiction of organization.  The Company has all necessary power and authority to own and use its assets in the manner in which its assets are currently owned and used, conduct its business in the manner in which its business is currently being conducted, and to perform its obligations under all Contracts by which it is bound.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to be material to the Company.

3.1.2.          The Company has delivered to Purchaser a true and correct copy of its Charter Documents, as in effect on the date of signing the Original Purchase Agreement.  The Charter Documents constitute the sole and exclusive governing document of the Company. The Company is not in violation of any of the provisions of its Charter Documents.

3.1.3.          Each Seller that is not a natural person is duly organized, validly existing and is not in violation of any of the provisions of its formation documents.

3.2.             No Subsidiaries; No officers. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. The Sellers (in their capacities as Members, or the beneficial holders of the

Interests) are managing the Company, and there are no other managing members, directors or officers.

3.3.             Capital Structure.

3.3.1.          The Interests constitute all of the Membership Interests of the Company and are owned of record and beneficially solely by the Sellers, free and clear of any Encumbrances.  The Sellers have not sold, pledged or otherwise transferred (whether by operation of law or otherwise, including, without limitation, transfers pursuant to any decree of divorce or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) any Economic Interests in their Interest to any other Person. Other than the Interest, there are no other issued and outstanding rights, interests of any kind or other securities of the Company and no outstanding commitments or Contracts to issue any rights, interests of any kind or other securities of the Company. No Person has any right to, and there is no condition or circumstance that could reasonably be expected to give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to, acquire rights, interests of any kind or other securities of the Company or any options, warrants or other rights to purchase the same, from the Company or from any Member of the Company. The Company has no Members, other than the Sellers. There are no outstanding contributions required to be made by any Member to the Company. The Interests are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by any Legal Requirements, the Charter Documents of the Company or any Contract to which the Company or any of the Sellers is a party or by which the Company or any of the Sellers is bound.  The Interests were issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts.

3.3.2.          There is no liability for dividends accrued and unpaid by the Company. All distributions were made in compliance with all applicable Legal Requirements.

3.3.3.          No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which Members may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from Membership Interest or other securities of the Company, are issued or outstanding as of the date of signing the Original Purchase Agreement (collectively, “Company Voting Debt”).  There are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any rights, interests of any kind or other securities of the Company, options, warrants or other rights to purchase rights, interests of any kind or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract.  There are no Contracts relating to voting (including, voting trusts or proxies), participation in the management of the Company, granting the right to information concerning the business and affairs of the Company, or the purchase or sale of any Membership Interests (i) between or among the Company and any of its Members, or (ii) between or among any of the Company’s Members.  The Company is not under any obligation to register under the Securities Act any Membership Interest or any other securities of the Company, whether currently outstanding or that may subsequently be issued.

3.3.4.          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, of itself, dissolve the Company or entitle the Sellers or any other Person to vote or participate in the management and affairs of the Company or to become or exercise any rights of a Member.

3.4.             Title to the Interest.  There are no restrictions on the transfer of the Interests. The Sellers have good and valid title to the Interests held by them, free and clear of all Encumbrances.  Upon delivery of the Interests to the Purchaser and payment therefor pursuant hereto, good and valid title to the Interests, free and clear of all Encumbrances will pass to the Purchaser.

3.5.             Authority; Non-Contravention.

3.5.1.          The Company and each Seller has all requisite power and authority to enter into this Agreement and the Transaction Agreements to which they are a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Transaction Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company and each Seller that is not a natural person.  This Agreement and each of the Transaction Agreements to which they are a party has been duly executed and delivered by the Company and the Sellers and constitutes the valid and binding obligation of the Company and the Sellers enforceable against each of them in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  The Members of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote thereof has approved and adopted this Agreement, and no other vote is required for the consummation of the transactions contemplated hereby..

3.5.2.          The execution and delivery of this Agreement and each of the Transaction Agreements to which they are a party by the Company and the Sellers does not, and the consummation of the transactions contemplated hereby and thereby, will not (i) result in the creation of any Encumbrance on the Interests or any of the material properties or assets of the Company, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Charter Documents of the Company, as amended to date, (B) any Contract of the Company or any Contract applicable to any of their respective material properties, assets or to the Interests, other than as set forth in Schedule 3.5.2(ii)(B) of the Disclosure Schedule, or (C) any Legal Requirements applicable to the Sellers, the Company or any of their respective material properties, assets or the Interests.

3.5.3.          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or the Sellers in connection with the execution and delivery of this Agreement, each of the Transaction Agreements to which they are a party, or the consummation of the transactions contemplated hereby or thereby, or in order to vest in the Purchaser good and marketable title in and to all of the Interest upon the Closing, except (to the extent applicable) for notification pursuant to, and expiration or termination of the waiting period under, the HSR Act. Neither Sellers nor the Company have any knowledge that the Company will be unable to continue to operate its business following Closing in the same manner as conducted prior to the Closing without violating any covenant or agreement that binds the Company or the Sellers.

3.5.4.          No state takeover statute or similar Legal Requirement applies or purports to apply to this Agreement or any of transactions contemplated hereby.

3.6.             Financial Statements.

3.6.1.          Schedule 3.6.1 of the Disclosure Schedule consists of the following (referred to collectively as the “Financial Statements”) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2005 and 2006 (including, in each case, balance sheets, income statements, statement of changes in shareholders equity and statement of cash flows), together with the an audit opinion thereon of independent auditors associated with one of the “Big 4” accounting firms.

3.6.2.          The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly present the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified, and (v) are true, complete and correct in all material respects.

3.6.3.          The Company has no obligations or liabilities of any nature (matured or un-matured, absolute or accrued, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of December 31, 2006 (the “Company Balance Sheet”), and (ii) those incurred in the conduct of the Company’s business since December 31, 2006 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of law.  Except for obligations and liabilities reflected in the Financial Statements, the Company has no off balance sheet obligation or liability of any nature (matured or un-matured, fixed or contingent) to, or any financial interest in, any third party or entities (including the Sellers and any of their Affiliates), the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.  All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

3.6.4.          The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management of Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company, and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Neither the Company, Company’s independent auditors, nor to the Company’s knowledge, any current or former employee, consultant or manager (or director, as the case may be) of Company, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants, managers of Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing.  Neither the Company nor, to the Company’s knowledge, any manager, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements.  No attorney representing the Company, whether or not employed by the Company, has reported to Company’s management or any committee thereof or to any manager or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, managers, employees or agents.  There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls, which could adversely affect the Company’s ability to record, process, summarize and report financial data.  There has been no change in the Company accounting policies since the Company’s inception, except as described in the Financial Statements.

3.6.5.          Schedule 3.6.5 of the Disclosure Schedule sets forth the names, account number, account type and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.6.6.          Schedule 3.6.6 of the Disclosure Schedule accurately lists all indebtedness of Company for money borrowed (“Company Debt”), including, for each item of Company Debt, the Contract governing the Company Debt, the Person to whom it is owed, the interest rate, maturity date and any assets or properties securing such Company Debt.  All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

3.7.             Absence of Certain Changes.  Since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and:

3.7.1.          there has not been any Material Adverse Effect with respect to the Company, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Company Material Adverse Effect;

3.7.2.          the Company has not made nor entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset of the Company (other than the sale or nonexclusive license of Company Products to its customers in the ordinary course of its business consistent with its past practice);

3.7.3.          except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any revaluation by the Company of any of its assets;

3.7.4.          there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities, except pursuant to Section  1.2.2.2 hereof;

3.7.5.          the Company has not entered into, amended or terminated any Material Contract, and there has not occurred any default under any Material Contract to which the Company is a party or by which it is, or any of its assets and properties are, bound;

3.7.6.          there has not occurred any amendment or change to the Charter Documents of the Company;

3.7.7.          there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its managers, officers, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 3% of such base salaries), any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company consistent with past practice), and the Company has not entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;

3.7.8.          there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Company;

3.7.9.          the Company has not incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any liability or obligation for borrowed money or any liability or obligation as guaranty or surety with respect to the obligations of any other Person;

3.7.10.        the Company has not paid or discharged any Encumbrance or liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date;

3.7.11.        the Company has not incurred any liability to its employees, managers (or directors, as the case may be), officers or Members (other than liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice);

3.7.12.        the Company has not made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $25,000, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable,

3.7.13.        the Company has not made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

3.7.14.        there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company;

3.7.15.        there has been no material change in the monthly traffic metrics information on each Company Web Site individually or in the aggregate, according to the parameters requested by Purchaser in connection with Schedule 3.12.32(i) of the Disclosure Schedule or in the number of registered users of each of Company Web Site;

3.7.16.        the Company has not (i) sold, disposed of, transferred or licensed to any Person any rights to any Company IP Rights (other than licenses of Company Products in the ordinary course of business consistent with past practice), (ii) sold, disposed of, transferred or provided a copy of any Company Source Code to any Person, (iii) established a Subsidiary, or (iv) has acquired or licensed from any Person any Intellectual Property (other than licenses in the ordinary course of business consistent with past practice; and

3.7.17.        there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses 3.7.1 through 3.7.16 (other than negotiations and agreements with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

3.8.             Litigation.  There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity, or threatened in writing, or, to the knowledge of the Company, otherwise threatened against the Company or any of its assets or properties or any of their respective managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company), nor, to the knowledge of the Company, is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation.  There is no judgment, decree, injunction or order against the Company, any of its assets or properties, or, to the knowledge of the Company, any of their respective managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company).  To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby.  The Company has no action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person, nor is it a party to, or subject to the provisions of, any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.

3.9.             Restrictions on Business Activities.  There is no Contract, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have, whether before or after consummation of the transaction contemplated hereby, the effect of prohibiting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as presently proposed to be conducted by the Company.

3.10.           Compliance with Laws; Governmental Permits.

3.10.1.        The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of its business or the ownership or operation of its business (including the keeping of all required registers and timely filing or delivery of all required documents under the provisions of any applicable Legal Requirement), except as set forth in Schedule 3.10.1 of the Disclosure Schedule.  Neither the Company nor any manager, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

3.10.2.        The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (b) that is required for the operation of the Company’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect.  The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization.  None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

3.11.           Title to Property and Assets.  The Company has good and valid title to all of their respective properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice for obligations not past due, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing indebtedness that is reflected on the Company Balance Sheet, if any.  The plant, property and equipment of each of the Company that are used in the operations of its business are (i) in good operating condition and repair, subject to normal wear and tear and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice.  All properties used in the operations of the Company are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.  Schedule 3.11 of the Disclosure Schedule identifies each parcel of real property leased or sub-leased by the Company.  The Company has adequate rights of ingress and egress into any real property used in the operation of their respective businesses.  The Company has heretofore provided to Purchaser true, correct and complete copies of all leases, subleases and other Contracts under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto.  The Company does not currently owns any real property or any tenant improvement.

3.12.           Intellectual Property and Internet Practices.

3.12.1.        As used in this Agreement, the following terms shall have the meanings indicated below:

3.12.1.1.    “Intellectual Property” means any and all statutory or common law worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trademarks, trade names, trade dress, logos, and service names and marks (in each case whether or not registered) and registrations and applications therefore and the right to file applications for the registration thereof, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights (whether or not registered), registrations and applications therefor and the right to file applications for registration thereof, and all other rights corresponding thereto, all computer software, including all source code, object code, firmware, development tools, files, records, documentation, screen displays, layouts, and data, test methodologies, emulation and simulation tools and reports, all databases and data collections and all rights therein, all publicity and privacy rights, and all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, arising under the laws of the United States of America, any state thereof, or any other country or province, and all tangible embodiments of the foregoing (in whatever form).

3.12.1.2.            “Company IP Rights” means any and all Intellectual Property used in the conduct of the business of the Company as currently conducted or as currently proposed to be conducted by the Company, including, without limitation, Intellectual Property currently under development by or for the Company (whether or not in collaboration with another Person).

3.12.1.3.            “Company-Owned IP Rights” means Company IP Rights that are owned or are purportedly owned by or exclusively licensed to the Company, including, but not limited to, Company Registered Intellectual Property.

3.12.1.4.            “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof); (B) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, and other registrations and applications related to trademarks or service marks; (C) registered Internet domain names and Internet and World Wide Web URLs or addresses; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company.

3.12.1.5.            “Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.

3.12.1.6.            “Company Products” means all products and services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products and services currently under development by the Company.

3.12.1.7.            “Company Source Code” means, collectively, all software source code and specifications and designs and all material proprietary information and algorithms contained in or relating to any software source code or specifications or designs, of any Company-Owned IP Rights or Company Products.

3.12.2.        The Company (i) owns and has independently developed or acquired, or (ii) has the valid right or license to all Company IP Rights.  The Company IP Rights are sufficient for the conduct of the business of the Company as currently conducted and as currently proposed to be conducted by the Company.

3.12.3.        The Company has not transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

3.12.4.        The Company owns and has good and exclusive title to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances).  The right, license and interest of the Company in and to all Third Party Intellectual Property Rights licensed by the Company from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements with such third parties and Permitted Encumbrances).

3.12.5.        Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right, or impair the right of the Company or Purchaser to use, possess, sell or license any Company-Owned IP Right or portion thereof.  After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party.

3.12.6.        Schedule 3.12.6 of the Disclosure Schedule lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered (including, without limitation, the “whois” lookup with respect to domain names) or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made.  Schedule 3.12.6 of the Disclosure Schedule sets forth a list of all actions that are required to be taken by the Company within 120 days of the date of signing the Original Purchase Agreement with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.

3.12.7.        All statements and representations made by the Company in any pending copyright, trademark, service mark, or patent applications, filings or registrations were true in all material respects as of the time they were made.  Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.

3.12.8.        The Company is not nor shall it be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing.  Following the Closing, the Company (as wholly-owned, directly or indirectly, by Purchaser) will be permitted to exercise all of the Company’s rights under the Company IP Rights Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

3.12.9.        None of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

3.12.10.      There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company.

3.12.11.      To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party,

including any employee or former employee of the Company.  The Company has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.

3.12.12.      The Company has not been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company to exercise any Intellectual Property right.  The Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property Right.

3.12.13.      The operation of the business of the Company as such business is currently conducted and as currently proposed to be conducted by the Company, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s use of any product, device or process used in the business of the Company as previously conducted, as currently conducted and as currently proposed to be conducted by the Company, does not and will not infringe or misappropriate the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of the Company is infringing or has infringed on or misappropriated any Intellectual Property of a third party.

3.12.14.      None of the Company-Owned IP Rights, the Company Products, the Company is subject to any proceeding or outstanding order, Contract or stipulation (A) restricting in any manner the use, transfer, or licensing by the Company of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (B) restricting the conduct of the business of the Company in order to accommodate third party Intellectual Property rights.

3.12.15.      The Company has not received any opinion of counsel that any Company Product or the operation of the business of the Company, as previously or currently conducted, or as currently proposed to be conducted by the Company, infringes or misappropriates any Third Party Intellectual Property Rights.

3.12.16.      The Company has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Company does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto.  Without limiting the foregoing, the Company has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of the Company.

3.12.17.      No current or former employee, consultant or independent contractor of the Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

3.12.18.      The employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such liability is based on contractual or other legal obligations to such third party.  No current or former employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

3.12.19.      To the extent that any Intellectual Property that is or was a Third Party Intellectual Property Right is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of the Company Products, the Company has a written agreement with such third party with respect thereto pursuant to which the Company either (A) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owners of such Intellectual Property by operation of law or by valid assignment, or (B) has obtained perpetual, assignable and non terminable (other than for breach) licenses (sufficient for the conduct of its business as currently conducted by the Company and as currently proposed to be conducted by the Company) to all such Third Party Intellectual Property Rights.

3.12.20.      The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Confidential Information”).  All use, disclosure or appropriation of Confidential Information owned by the Company to a third party has been pursuant to the terms of a written Contract between the Company and such third party.  All use, disclosure or appropriation of Confidential Information by the Company not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.  All current and former employees and consultants of the Company having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners).

3.12.21.      Schedule 3.12.21 of the Disclosure Schedule lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company in any way.  The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.

3.12.22.      The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company with respect to any Company IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source

Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

3.12.23.      All Company Products sold, licensed, leased or delivered by the Company to customers and all services provided by or through the Company to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and to any representations provided to customers and conform in all material respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation.  The Company has no liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

3.12.24.      The Company has provided Purchaser with all documentation and notes relating to the testing of all Company Products.  The Company has documented all bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company.  All Company Products are free from any material defect, bug, virus, time bomb, Trojan horse, backdoor or programming, design or documentation error and operate and run in a reasonable manner.

3.12.25.      For all software used by the Company in providing services, or in developing or making available any of the Company Products, the Company has implemented any and all security patches or upgrades that are generally available for that software.

3.12.26.      No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Membership Interests) was used in the development of the Company-Owned IP Rights.  No current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

3.12.27.      Neither the Company nor any other Person then acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person then acting on its behalf to any Person of any Company Source Code.  Schedule 3.12.27 of the Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.

3.12.28.      The Company is not now and has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Company to grant or offer to any other Person any license or right to any Company-Owned IP Rights.

3.12.29.      The Company has implemented and maintains a comprehensive security plan which (i) identifies internal and external risks to the security of the Confidential Information, including personally identifiable information; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; and (iii) maintains notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising unencrypted data containing personally identifiable information.  The Company has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s possession, custody or control, or to any Company Product.

3.12.30.      The Company (i) has not collected, and is not collecting, any personally identifiable information from any third parties, (ii) is in compliance with their respective internal privacy policies and terms of use, (iii) has not and does not, directly or indirectly, deliver or has third parties deliver unsolicited electronic mails, nor place metatags in a manner that infringes rights of third parties, (iv) complies with the safe harbor requirements of the United States Designated Agent Filings For Safe Harbor Under Digital Millennium Copyright Act of 1998, (v) does not provide goods or services that are regulated or are intended only for adults, or prohibited or controlled in any jurisdictions, and (vi) does not knowingly collect personally identifiable information from anyone under the age of 13 and comply with the requirements of the United States Children’s Online Privacy Protection Act of 1998, as amended. Third parties’ content (including without limitation text, graphics and technology) included in, or linked to by, the websites maintained by the Company and the Subsidiary is properly licensed for electronic posting, distribution, storage and all other intended uses by the Company and users of all such websites.

3.12.31.      The Company has complied with all applicable Legal Requirements and their respective internal and public privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company.  The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company’s privacy policies.  The Company has not received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

3.12.32.      Schedule 3.12.32(i) of the Disclosure Schedule sets forth true and accurate monthly traffic metrics information on each Company Web site, individually and in the aggregate, according to the parameters requested by Purchaser and reflects, in all material respects, the actual use of each Company Web Site by its respective users for the periods covered by such metrics.  The number of registered users of each Company Web Site, as of July 5, 2007, is as set forth in Schedule 3.12.32(ii) of the Disclosure Schedule.

3.13.     Environmental Matters.  (i) All Hazardous Materials and wastes of the Company has been disposed of in accordance in all material respects with all Environmental and Safety Laws; (ii)  the Company has not received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) no notices, administrative actions or suits are pending or threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company; (iv) the Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (v) to the Company’s knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (vi) to the Company’s knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; and (vii) the Company’s uses and activities at its Facilities have at all times materially complied with all

Environmental and Safety Laws.

3.14.           Tax Matters.

3.14.1.        The Company and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes whether or not shown on any Tax Return.  All Tax Returns were complete and accurate and have been prepared in substantial compliance with all applicable Legal Requirements.  All amounts shown on the Tax Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.  The Company has disclosed on its income Tax Returns in any year for which the statute of limitations has not expired all positions that would reasonably be expected to give rise to a material understatement penalty or any similar Legal Requirement.

3.14.2.        The Company has delivered or made available to Purchaser (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for all taxable periods including related workpapers, (ii) all foreign statutory accounts of the Company, and (iii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.  The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.

3.14.3.        The Company Balance Sheet reflects all liability for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date.  The Company has no liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date.

3.14.4.        There is (i) no claim for Taxes being asserted against the Company that has resulted in a lien against the property of the Company other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect, and (iv) no agreement by the Company to any extension of time for filing any Tax Return which has not been filed.

3.14.5.        The Company has not been, nor will it be, required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

3.14.6.        The Company (i) is not a party to nor bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, nor does the Company has any liability or potential liability to another party under any such agreement; (ii) is not liable for Taxes of any other Person pursuant to any Contract or any Legal Requirement, nor is it currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any Contract providing for payments by an Acquired Corporation with respect to any amount of Taxes of any other Person; (iii) has not requested nor received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority, nor has any the Company or anyone acting on its behalf requested or received a ruling from any Taxation Authority or signed a closing or other agreement with any Taxation Authority.

3.14.7.        No written notice has ever been delivered by any Governmental Entity to the

Company in a jurisdiction where it does not file a Tax Return that claims that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes. The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.

3.14.8.        The Company has provided to the Purchaser all documentation relating to any applicable Tax holidays or incentives.  The Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

3.14.9.        The Company is not nor has it ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations promulgated thereunder.

3.14.10.      The Company has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from any payments (including, without limitation, employee wages or consulting compensation) and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.  The Company has collected (and remitted to the proper authorities of any state or other jurisdiction) and/or paid all sales and/or use Taxes required under all applicable Legal Requirements to be charged on any transactions that it has engaged in.

3.14.11.      There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or ERISA Affiliate (as defined below) to which the Company is a party or by which the Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, that has resulted, will, or could reasonably be expected to, result, on account of entering into the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events, including, any termination of employment), in the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).  Schedule 3.14.11 of the Disclosure Schedule lists each Person who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date of signing the Original Purchase Agreement.

3.14.12.      Schedule 3.14.12 of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.

3.14.13.      The Company is not nor has it even been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

3.14.14.      The Company has not consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder or in similar provisions of foreign law or which was or is a “Listed Transaction” or a “Reportable Transaction” as those terms are defined in the Code and the Treasury regulations thereunder or in similar provisions of foreign law.

3.14.15.      Schedule 3.14.15 the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (i) the basis in its assets and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to it.

3.14.16.      No stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes or other similar Taxes will be imposed on the transactions contemplated by this Agreement.

3.14.17.      The Company has always been treated as a partnership for federal income tax purposes and has not made an election to be treated as an association taxable as a corporation.

3.15.           Employee Benefit Plans and Employee Matters.

3.15.1.        Schedule 3.15.1 of the Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee manager (or director, as the case may be) of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”, and each a “Company Employee Plan”).

3.15.2.        The Company has furnished to Purchaser a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided to Purchaser true, correct and complete copies of the Form 5500 reports filed for the last three plan years.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  The Company has also provided to Purchaser a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.  The Company has also provided to Purchaser all registration statements and prospectuses prepared in connection with each Company Employee Plan.  All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing.  No employee of the Company and no person subject to any health plan of the Company has made medical claims through any such health plan during the 12 months preceding the date of signing the Original Purchase Agreement for more than $25,000 in the aggregate for which the Company is responsible.  For the purposes of the forgoing sentence, any exception to such representation and warranty set forth in the Disclosure Letter shall be stated generally and shall not identify any employee of the Company or person subject to any health plan of the Company who has made medical claims.  The Company does not sponsor or maintain any self-funded employee benefit plan.

3.15.3.        None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law.  There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan.  Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans.  Neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans.  All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company after the Company Balance Sheet Date).  In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor.  No Company Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser and/or the Company (other than ordinary administrative expenses typically incurred in a termination event).  With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan.  No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the

Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

3.15.4.        With respect to each Company Employee Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

3.15.5.        There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements.  No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

3.15.6.        Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

3.15.7.        Each compensation and benefit plan maintained or contributed to by the Company under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Schedule 3.15.7 of the Disclosure Schedule.  As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Legal Requirements, (v) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan, and (vii) except as required by applicable Legal Requirements, no condition exists that would prevent the Company from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued through the date of termination and any normal and reasonable expenses typically incurred in a termination event).  The benefits available under all Foreign Plans in the aggregate do not provide materially greater benefits to employees of the Company participating in such plans than the benefits available under the Company Employee Plans for employees of the Company in the United States.  No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company in accordance with GAAP.

3.15.8.        Schedule 3.15.8 of the Disclosure Schedule lists as of the date of signing the Original Purchase Agreement each employee of the Company who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

3.15.9.        None of the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

3.15.10.      The Company is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.  All employees of the Company who reside in the United States of America are authorized for employment by the Company in accordance with all United States immigration laws (including the Immigration and Naturalization Act, the Immigration Reform and Control Act and the Illegal Immigration Reform and Responsibility Act, each as amended) and the regulations promulgated thereunder.  The Company has completed and retained in accordance with Immigration and Naturalization Service regulations a Form I-9 for all employees hired on or after November 7, 1986.  The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants.  The Company is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).  There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.  The Company has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount.  There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any its employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

3.15.11.      Schedule 3.15.11 of the Disclosure Schedule sets forth a true, correct and complete list of all severance Contracts and employment Contracts to which the Company is a party or by which the Company is bound.  The Company has no obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 3.15.11 of the Disclosure Schedule.  The Company is not a party to nor bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company and the Company has no duty to bargain with any labor organization.  There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company.  The Company has no knowledge of any activities or proceedings of any labor union or to organize their respective employees.  There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened, which may interfere with the respective business activities of the Company.  Neither the Company, nor to the knowledge of the Company, any of its representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened.  No employee of the Company has resigned or been dismissed in the 12 month period ending on the date of signing the Original Purchase Agreement, for any reason (including disability or death).

3.15.12.      No employee of the Company is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others.  Except as set forth on Schedule 3.15.12 of the Disclosure Schedule, no employee of the Company has given notice to the Company, nor does the Company otherwise has knowledge, that any such employee intends to terminate his or her employment with the Company.  The employment of each of the employees of the Company is “at will” (except for non-U.S. employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Schedule 3.15.12 of the Disclosure Schedule.  As of the date of signing the Original Purchase Agreement, the Company has not, and to the knowledge of Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Purchaser to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Purchaser following the Closing.

3.15.13.      The Company has provided to Purchaser a true, correct and complete list of the names, positions and rates of compensation of all officers, managers (or directors, as the case may be), and employees of the Company showing each such person’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year.  The Company has provided to Purchaser the additional following information for each of its international employees: city/country of employment, citizenship, date of hire, manager’s name and work location, date of birth, any material special circumstances (including pregnancy, disability or military service), and whether the employee was recruited from a previous employer.

3.15.14.      The Company has provided to Purchaser a true, correct and complete list of all of its consultants and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.

3.15.15.      The Company has provided to Purchaser true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or managers (or directors, as the case may be) of the Company; summary of liability for termination payments to current and former managers (or directors, as the case may be), officers and employees of the Company; and a schedule of bonus commitments made to employees of the Company.

3.15.16.      There are no performance improvement or disciplinary actions contemplated or pending against any of the Company’s current employees.

3.15.17.      The Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state or local law is not, and was never, applicable to the Company.

3.15.18.      The Company has delivered to Purchaser true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee managers (or directors, as the case may be), consultants and other service providers.

3.15.19.      Schedule 3.15.19 to the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party.  Each “nonqualified deferred compensation plan” to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements, and has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1.  No such nonqualified deferred compensation plan has been materially modified (as determined under Notice 2005-1) after October 3, 2004.  No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

3.16.           Interested Party Transactions.  None of the Sellers, managers (or directors, as the case may be), officers, employees or Members of the Company, nor any immediate family member of any of the foregoing or of the Sellers (each, an “Interested Party”), has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded).  No Interested Party is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer, manager (or director, as the case may be) or employee thereof.  To the knowledge of the Company, no Interested Party has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company, except for the rights of Members under applicable Legal Requirements.

3.17.           Insurance.  The Company maintains the policies of insurance and bonds set forth in Schedule 3.17 of the Disclosure Schedule, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance.  Schedule 3.17 of the Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date of signing the Original Purchase Agreement as well all material claims made under such policies and bonds since January 1, 2005.  The Company has provided to Purchaser true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.18.           Books and Records.  The Company has provided to Purchaser true, correct and complete copies of each document that has been requested by Purchaser or its counsel in connection with their legal and accounting review of the Company (other than any such document that does not exist or is not in the Company’s possession or subject to its control).  Without limiting the foregoing, the Company has provided to Purchaser complete and correct copies of (a) all documents identified on the Disclosure Schedule, (b) the minute books containing records of all proceedings, consents, actions and meetings of the management committee (if any) and Members of the Company, (d) the list of Members, journal and other records reflecting all Membership Interests and transfers and all option and warrant grants and agreements of the Company, and (e) all permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents.  The minute books of the Company provided to Purchaser contain a complete and accurate summary of all meetings of management committee (if any) and Members of the Company or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.  The books, records and accounts of the Company (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company, and (iv) accurately and fairly reflect the basis for the Financial Statements.

3.19.           Material Contracts.

3.19.1.        Except for this Agreement, the Trust Agreement and the Contracts specifically identified in Schedule 3.19 of the Disclosure Schedule, the Company is not a party to nor is it bound by any of the following Contracts (each a “Material Contract”):

3.19.1.1.         any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract;

3.19.1.2.         any continuing Contract for the purchase, sale or license of content, materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $10,000 over the life of the Contract;

3.19.1.3.         any Contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement;

3.19.1.4.         any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

3.19.1.5.         any Contract for capital expenditures in excess of $10,000 in the aggregate;

3.19.1.6.         any Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

3.19.1.7.         any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $25,000 per annum;

3.19.1.8.         any Contract with an Interested Party (other than contracts with employees which are terminable by the Company on notice of thirty (30) days or less without penalty or further payment) or with any Person with whom the Company does not deal at arms’ length;

3.19.1.9.         any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

3.19.1.10.       all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which any Person is authorized to use any Company IP Rights;

3.19.1.11.       other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with the Company Products that have an individual acquisition cost of $10,000 or less, all licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third Party Intellectual Property Rights;

3.19.1.12.       all licenses, sublicenses and other Contracts pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned IP Rights or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company-owned IP Rights;

3.19.1.13.       any Contract providing for the development or provision of any software, content, technology or Intellectual Property, independently or jointly, by or for or to the Company;

3.19.1.14.       any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company;

3.19.1.15.   (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person;

3.19.1.16.    any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of the Company (other than under its unmodified form of standard customer or distributor agreement, the form of which has been made available to Purchaser);

3.19.1.17.   any Contract for the employment of any manager (or director, as the case may be), officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company that is not immediately terminable by the Company without cost or liability, including any Contract requiring it to make a payment to any manager (or director, as the case may be), officer, employee or consultant on account of any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

3.19.1.18.   any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase, forfeiture or redemption of Membership Interests or any other securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any Membership Interests other securities or options, warrants or other rights therefor;

3.19.1.19.   any Contract under which the Company provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract, or support services Contract (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services);

3.19.1.20.   any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

3.19.1.21.   any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

3.19.1.22.   any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person;

3.19.1.23.   any Contract with any Governmental Entity or any Company Authorization;

3.19.1.24.   any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into with customers and distributors in the ordinary course of business pursuant to the Company’s standard unmodified form (a copy of which has been provided to Purchaser);

3.19.1.25.   any settlement agreement;

3.19.1.26.   any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereunder, either alone or in combination with any other event; or

3.19.1.27.   any other oral or written Contract or obligation not listed in the above clauses that individually had or has a value or payment obligation in excess of $25,000 over the life of the Contract or is otherwise material to the Company or its business, operations, financial condition, properties or assets.

3.19.2.                                All Material Contracts are in written form.  The Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, is not alleged to be in default in respect of, any Material Contract.  Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.  There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s Subsidiary’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. The Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.  The Company has no liability for renegotiation of government Contracts.  True, correct and complete copies of all Material Contracts have been provided to Purchaser prior to the date of signing the Original Purchase Agreement.

3.20.                        Export Control Laws.  The Company has conducted its export transactions in accordance in all respects with applicable provisions of United States and applicable foreign export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.  There are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such export licenses or other approvals, and there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims.

3.21.                        Customers and Suppliers.

3.21.1.                                The Company has no outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2006 or the 3 months ended March 31, 2007, was one of the 5 largest sources of revenues for the Company, based on amounts paid or payable (each, a “Significant Customer”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Customer.  Each Significant Customer is listed on Schedule  of the Disclosure Schedule.  The Company has not received any information from any Significant Customer that such customer shall not continue as a customer of the Company (or Purchaser) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or Purchaser).  The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.

3.21.2.                                The Company has no outstanding material dispute concerning products and/or services provided by any supplier (including, without limitations, content providers) who, in the year ended December 31, 2006 or the 3 months ended March 31, 2007, was one of the 5 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Supplier.  Each Significant Supplier is listed on Schedule  of the Disclosure Schedule.  The Company has not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or Purchaser) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or Purchaser).  The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on its business, and the Company has no knowledge of any reason why they will not continue to have such access on commercially reasonable terms.

3.22.                        Broker’s and Finder’s Fees.  Except as set forth in Schedule 3.19 of the Disclosure Schedule with respect to Section 3.19.1.21  (provided, that any fees or other payments due thereunder are borne solely by the Sellers), neither the Sellers, the Company nor any Affiliate thereof is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated by this Agreement.

3.23.                        Representations Complete.  None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. No information furnished to Purchaser by the Company or the Sellers to be included in the Registration Statement will contain any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which made, not misleading.

4.                                      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to the Company as follows:

4.1.                              Organization and Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Purchaser is not in violation of any of the provisions of its Certificate of Incorporation.

4.2.                              Authority; Non-contravention.

4.2.1.                                      Purchaser has all requisite corporate power and authority to enter into this Agreement and each of the Transaction Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Transaction Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser.  This Agreement and each of the Transaction Agreements to which they are a party has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against Purchaser, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2.2.                                      The execution and delivery of this Agreement and each of the Transaction Agreements to which they are a party by Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of its Certificate of Incorporation, or (ii) any Contract to which Purchaser is a party or applicable Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to the ability of Purchaser to perform its obligations under this Agreement.

4.2.3.                                      No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement, each of the Transaction Agreements to which they are a party, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Registration Statement and any filings required by applicable securities laws and NASDAQ rules in connection with the execution of this Agreement, (ii) such filings and notifications as may be required to be made by Purchaser in connection with this Agreement under Antitrust Laws and the expiration or early termination of applicable waiting periods under such laws, and (iii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the ability of Purchaser to perform its obligations under this Agreement.

4.2.4.                                      Financing.  Purchaser does not currently have the sufficient financing resources to pay the Purchase Price and the Employee Bonus Amount, however, subject to and conditional upon the successful completion of the financing pursuant to the Registration Statement by which Purchaser shall have raised net proceeds (after deducting fees, expenses and commissions) in an amount sufficient in order to pay the Purchase Price and the Employee Bonus Amount at Closing, Purchaser will have the cash on hand to pay the Purchase Price and the Employee Bonus Amount at Closing.

5.                                      CONDUCT PRIOR TO THE CLOSING

5.1.                              Conduct of Business of the Company and Subsidiaries.  During the period from the date of signing the Original Purchase Agreement and continuing until the earlier of the termination of this Agreement and the Closing:

5.1.1.                                      The Company shall, and shall cause each Subsidiary to, conduct its business in the usual, regular and ordinary course in the same manner as heretofore conducted and in material compliance all applicable Legal Requirements (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser);

5.1.2.                                      The Company shall, and shall cause each Subsidiary to, (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (D) sell Company Products consistent with past practice as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition, and (E) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

5.1.3.                                      The Company shall promptly notify Purchaser of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company and its Subsidiaries taken together or cause any of the conditions to closing set forth in Section 7 not to be satisfied;

5.1.4.                                      The Company shall, and shall cause each Subsidiary to, assure that each of its Contracts entered into after the date of signing the Original Purchase Agreement will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of the transaction contemplated hereby, and shall give reasonable advance notice to Purchaser prior to allowing any Material Contract or right thereunder to lapse or terminate otherwise in accordance with its terms; and

5.1.5.                                      The Company shall, and shall cause each Subsidiary to, maintain each of its leased premises in accordance with the terms of the applicable lease.

5.2.                              Restrictions on Conduct of Business of the Company and Subsidiaries.  Without limiting the generality or effect of the provisions of Section 1, during the period from the date of signing the Original Purchase Agreement and continuing until the earlier of the termination of this Agreement or Closing, the Sellers and the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement, or each of the Transaction Agreements to which they are a party, or as consented to in writing by Purchaser):

5.2.1.                                      Charter Documents.  Cause or permit any amendments to its Charter Documents or equivalent organizational or governing documents;

5.2.2.                                      Dividends; Changes in Equity.  Declare or pay any dividends on or make any other distributions (whether in cash, equity or property) in respect of any of its Membership Interest or reclassify any of its equity interests or issue or authorize the issuance of any other equity interests in respect of, in lieu of or in substitution for Membership Interest, except pursuant to Section 1.2.2.2 hereof;

5.2.3.                                      Material Contracts.  Enter into any Contract that would constitute a Material Contract, other material Contract or a Contract requiring a novation or consent in connection with the transaction contemplated hereby, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts;

5.2.4.                                      Issuance of Securities.  Admit any new Members to the Company, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any equity interest or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities;

5.2.5.                                      Employees; Consultants; Independent Contractors.  (i) Hire any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

5.2.6.                                      Loans and Investments.  Make any loans or advances (other than routine expense advances to employees of the Company or any Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person or from any Subsidiary (other than ordinary course funding to its existing Subsidiaries in order to fund operations in amounts consistent with past practice), or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

5.2.7.                                      Intellectual Property.  Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than non-exclusive end-user licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company Source Code to any Person (other than providing access to Company Source Code to current employees and consultants of the Company or its Subsidiaries involved in the development of the Company Products on a need to know basis, consistent with past practice);

5.2.8.                                      Exclusive Rights and Most Favored Party Provisions.  Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Purchaser’s business activities;

5.2.9.                                      Dispositions.  Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing;

5.2.10.                                Indebtedness.  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

5.2.11.                                Leases.  Enter into any operating lease in excess of $10,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP;

5.2.12.                                Payment of Obligations; Collection of Receivables.  Pay, discharge or satisfy, (i) any amounts due under any promissory note issued by the Company to any Person who is an officer or manager (or director, as the case may be) of the Company or any Subsidiary, or (ii) any amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising otherwise than in the ordinary course of business pursuant to Contracts made available to Purchaser, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or in an amount in excess of $10,000, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

5.2.13.                                Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements in excess of $10,000 individually or $25,000 in the aggregate;

5.2.14.                                Insurance.  Materially change the amount of any insurance coverage;

5.2.15.                                Termination or Waiver.  Terminate or waive any right of substantial value;

5.2.16.                                Employee Benefit Plans; Pay Increases.  (i) Adopt or amend any Company Employee Plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code; (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, except to the extent necessary to meet the requirements of such Section or Notice; (iii) pay any special bonus or special remuneration to any employee or non-employee manager (or director, as the case may be) or consultant or increase the salaries, wage rates or fees of its employees or consultants, other than pursuant to preexisting plans, policies or Contracts which have been disclosed to Purchaser and are set forth on Schedule  of the Disclosure Schedule; or (iv) establish or add any new members to the management committee or board of directors, as the case may be, of the Company or any Subsidiary;

5.2.17.                                Severance Arrangements.  Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of benefits, to any Person, other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Purchaser and are set forth on Schedule  of the Disclosure Schedule;

5.2.18.                                Lawsuits; Settlements.  (i) Commence a lawsuit or legal proceeding, other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Purchaser prior to the filing of such a suit), or (C) for a breach of this Agreement; or (ii) settle or agree to settle any pending or threatened lawsuit, legal proceeding or other dispute;

5.2.19.                                Acquisitions; Subsidiaries.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership, or establish any Subsidiary;

5.2.20.                                Taxes.  Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;

5.2.21.                                Accounting.  Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Purchaser;

5.2.22.                                Real Property.  Enter into any agreement for the purchase, sale or lease of any real property or owned tenant improvements;

5.2.23.                                Encumbrances.  Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties, and, in the respect of the Sellers, on the Interest;

5.2.24.                                Warranties, Discounts.  Materially change the manner in which it provides warranties, discounts or credits to customers;

5.2.25.                                Interested Party Transactions.  Enter into any Contract in which any Interested Party has an interest under circumstances that, if entered immediately prior to the date of signing the Original Purchase Agreement, would require that such Contract be listed on Schedule  of the Disclosure Schedule;

5.2.26.                                Grants.  Apply for, progress or obtain funds under any grant, incentives, tax benefits and subsidies filed with any Governmental Entity;

5.2.27.                                Web Site. Engage in any action that will be of detriment to the validity or value of the domain names or URLs included in the Company Registered Intellectual Property, or change the “look and feel” of any Company Web Site at any such URLs; and

5.2.28.                                Other.  Take or agree in writing or otherwise to take, any of the actions described in clauses  through , or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect such that the condition set forth in Section 7.3.1 or 7.3.4 would not be satisfied, or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company such that the condition set forth in Section 7.3.1 would not be satisfied.

5.3.                              Point of Contact.  All notices, request for consents and other communications pursuant to this  shall be in writing, delivered in accordance with Section 10.2 and shall be sent by Sellers Representative, as the Company’s point of contact to Purchaser’s point of contact as detailed in Section 10.2.

6.                                      ADDITIONAL AGREEMENTS

6.1.                                       Access to Information.

6.1.1.                                      During the period commencing on the date of signing the Original Purchase Agreement and continuing until the earlier of the termination of this Agreement or the Closing, (i) the Company and the Sellers shall afford Purchaser and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the Company’s and each of its Subsidiaries’ properties, books, Contracts and records, and (B) all other information concerning the business, properties and personnel of the Company or any of its Subsidiaries as Purchaser may reasonably request, and (ii) the Company and Sellers shall provide to Purchaser and its accountants, counsel and other representatives true, correct and complete copies of the Company’s and each of its Subsidiaries’ (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company or any Subsidiary has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities.

6.1.2.                                      From the date of signing the Original Purchase Agreement until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as requested by Purchaser with one or more representatives of Purchaser to discuss any material changes or developments in the operational matters of the Company and each of its Subsidiaries and the general status of the ongoing operations of the Company and each of its Subsidiaries.

6.1.3.                                      Unless this Agreement terminated, Sellers agree to cooperate with the Purchaser and its representatives, and if so reasonably requested, to provide for copies of, the books and records of the Sellers, insofar as they relate to the Company, during regular business hours and at no expense to the Sellers, in order for the Purchaser to obtain information relevant to the Company’s Tax Returns, or as otherwise reasonably required for the conduct of the Company’s business.

6.1.4.                                      No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

6.2.                                      Confidentiality; Public Disclosure.

6.2.1.                                      The parties hereto acknowledge that Purchaser, the Sellers and the Company have previously executed a Mutual Non-Disclosure Agreement dated April 10, 2007 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

6.2.2.                                      The Sellers and the Company shall not, and the Company shall cause each Subsidiary and each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement, or use Purchaser’s name or refer to Purchaser directly or indirectly in connection with Purchaser’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Purchaser, unless required by law (in which event a satisfactory opinion of outside counsel to that effect shall be first delivered to Purchaser prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of third parties contemplated by this Agreement.  Notwithstanding anything herein or in the Confidentiality Agreement, Purchaser may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Purchaser may, in its reasonable discretion, determine, including in order to comply with Purchaser’s obligations under applicable securities laws and the NASDAQ rules.

6.2.3.                                      This section shall survive the consummation, termination or expiration of this Agreement and the transactions contemplated hereby.

6.3.                              No Solicitation.

6.3.1.                                      From and after the date of this Agreement until the Closing or termination of this Agreement, neither the Sellers, the Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective officers, managers (or directors, as the case may be), affiliates, members (or stockholders, as the case may be) or employees or any investment advisor or banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any Members (or securityholders, as the case may be) of Company or any Subsidiary.  Each of the Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.  If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.3 to cause such

Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.3.

6.3.2.                                      The Sellers and the Company shall immediately (and in no event later than 24 hours) notify Purchaser orally and in writing after receipt by the Sellers, the Company and/or any Subsidiary (or, to the knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or any Subsidiary or for access to any of the properties, books or records of the Company or any Subsidiary by any Person or Persons other than Purchaser.  Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.  The Sellers and the Company shall keep Purchaser fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Purchaser a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.  The Sellers and the Company shall provide Purchaser with 48 hours prior notice (or such lesser prior notice as is provided to the members of its management) of any meeting of the Members of the Company at which it is reasonably expected to discuss any Acquisition Proposal.

6.4.                                      Non-Competition; Non-Disclosure.

6.4.1.                                      In order to induce Purchaser to purchase the Interest pursuant to this Agreement, Sellers covenant and agree that during the period commencing on the Closing Date and ending on the second (2nd) anniversary thereof (the “Non-Competition Period”), neither Sellers nor any of their respective Affiliates shall directly or indirectly, whether as an officer, director, stockholder, investor, partner, proprietor, business associate, employee, representative or otherwise, (i) promote, market, become or be financially interested in, consult with or for, or associate in a business relationship with, any other person, corporation, firm, partnership or other entity whatsoever (other then the Company) whose business is a Competitive Business (as defined below); (ii) solicit or otherwise encourage any customers or vendors of the Company to cease doing business with the Company or undertake any action, either directly or indirectly, that would reasonably be expected to cause any customer or vendors of the Company to cease, terminate or materially adversely change its relationship with the Company, or (iii) solicit the services of any of the Company’s employees, consultants or independent contractor, or otherwise encourage any such employees, consultants or independent contractor to terminate their employment with, or services to, the Company or to become an employee, consultant or independent contractor or otherwise provide services to any Person other than the Company.  Notwithstanding the foregoing, this Section shall not prohibit a Seller or its Affiliates from owning up to 5% of the equity of any publicly traded company, whether or not such company is engaged in whole, or in part, in a Competitive Business. The term “Competitive Business” shall mean any business (or any component thereof) that is competitive with the business conducted by the Company during the twelve (12) months period prior to the Closing Date, including, without limitations, Internet reference content related business and any business associated with language reference, general reference or question and answer information delivered over the Internet. For the purpose of this Section 6.4, the term “Company” shall include the Company, Purchaser and their respective Affiliates.

6.4.2.                                      Without limiting the generality of Section 6.4.1, during the Non-Competition Period, neither Sellers nor any of their respective Affiliates shall register, cause to be registered, claim, cause to be claimed or take any action to register or claim any rights in and to any trademark, service mark or any marks that are confusingly similar to any Company Web Site, domain names or URLs included (or which should have been included) in the Company Registered Intellectual Property, and shall not register any domain name that contains the word “Reference”, “Dictionary”, “Thesaurus” or any word which is a misspelling of, or potentially confusingly similar name to, any Company Web Site, domain names or URLs included (or which should have been included) in the Company Registered Intellectual Property.  In addition, neither Sellers nor any of their respective Affiliates shall register or challenge any rights of the Company in any Company-Owned IP Rights.

6.4.3.                                      Each of the Sellers expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 6.4, and Purchaser, in addition to all other remedies available at law or hereunder, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction.  If any of the provisions of this Section 6.4 are held to be in any respect an unreasonable restriction upon any party restricted hereby, then they shall be deemed to extend only over the maximum period of time, geographic area or range of activities as to which they may be enforceable.  In the event that a Seller shall be in violation of the provisions of this Section 6.4, then the running of the Non-Competition Period with respect to such Seller shall be automatically suspended upon the date of such violation and shall resume on the date such violation ceases, and accordingly the Non-Competition Period shall be extended for a period of time equal to the period of time during which such breach shall occur; and, in the event that Purchaser should be required to seek relief from such breach in any court, board of arbitration or other tribunal, then the Non-Competition Period shall be extended for the period of time required for the pendency of such proceedings, including all appeals.

6.4.4.                                      Each of the Sellers acknowledges that he has had access to, and became familiar with, Proprietary Information of the Company (as defined in the Confidentiality Agreement) and that such Proprietary Information is a valuable and unique asset of the Company and is and will remain the exclusive property of the Company. Therefore, each of the Sellers agrees and undertakes that he (i) will maintain securely and hold in strict confidence all Proprietary Information received, acquired or developed by him whether following or prior to the Closing, (ii) will not, in whole or in part, disclose Proprietary Information to any Person under any circumstances, and (iii) will not, in whole or in part, use any Proprietary Information for any purpose (other than for and as authorized in writing by the Company).  Each Seller agrees to instruct his Representatives who obtain Proprietary Information to comply with the terms and conditions of this Agreement.  The obligation of non-disclosure and non-use imposed shall not apply to information that (a) appears in issued patents or other printed publications; (b) received by Seller not in connection with his relationship to the Company and from a source that was not prohibited from disclosing such information to Seller by a confidentiality obligation or other fiduciary or legal duty, (c) is or becomes generally known to the public through no wrongful act or breach of Seller or any of his Representatives.  Each Seller shall not be prohibited from disclosing Proprietary Information to the extent required by a court order or applicable law, provided that he shall notify the Company of such disclosure and shall use reasonable efforts to (and cooperate with Company in seeking to) seal, redact, or otherwise minimize such disclosure. The obligations contained in this Section 6.4.4 shall survive the Closing of the transactions contemplated by this Agreement and remain in force and effect in accordance with their respective terms.

6.4.5.                                      Each Seller agrees that documents, copies, records and other property or materials made or received by Seller that pertain to the business and affairs of the Company or its Affiliates, including all Proprietary Information, which is in Seller’s possession or under his control, are the property of the Company and that the Seller will return same and any copies of same to the Company promptly after the Closing and shall not retain any copy, summary or reproduction of same.

6.5.                              Financials; Metric Reports. From and after the date of this Agreement until the earlier of Closing or termination of this Agreement:

6.5.1.                                      The Sellers and the Company shall cause the Company’s employees, auditors and other representatives to cooperate with and assist Purchaser, as Purchaser may reasonably request, to enable Purchaser to prepare and file with the SEC, in connection with the transaction contemplated hereby, the Current Report on Form 8-K and any additional amendments or supplements that may be required by the Exchange Act of 1934 and/or the Securities Act (and, in each case, the rules and regulations promulgated thereunder).  The Company shall use its commercially reasonable efforts to cause its auditors to deliver any opinions or consents necessary for Purchaser to file the Company’s financials statements, to the extent necessary.  Any financial statements of the Company prepared pursuant to this paragraph shall be prepared in accordance with GAAP.

6.5.2.                                      The Sellers and the Company shall promptly prepare and deliver to Purchaser the unaudited consolidated financial statements of the Company prepared in accordance with GAAP (including, in each case, balance sheets, income statements, statement of changes in shareholders equity and statement of cash flows, and comparative financial information for the periods specified therein), reviewed by independent auditors associated with one of the “Big 4” accounting firms, for the fiscal quarter ended March 31, 2007 (in no event later than July 27, 2007) and for the fiscal quarter ended June 30, 2007 (in no event later than August 15, 2007).

6.5.3.                                      The Sellers and the Company shall promptly prepare at the end of each calendar month and promptly deliver to Purchaser, but in no event later than ten (10) calendar days after the end of each calendar month, an internal management accounts of income, balance sheet, retained earnings and cash flows of the Company and its Subsidiaries, on a consolidated basis, for the preceding month.  In addition, the Company shall promptly prepare at the end of each fiscal quarter and promptly deliver to Purchaser, but in no event later than twenty (20) calendar days after the end of each fiscal quarter, unaudited, consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company as of the end of such fiscal quarter, including comparative financial information for the periods specified therein with the corresponding periods of the preceding fiscal year, reviewed by independent auditors associated with one of the “Big 4” accounting firms.  The Company hereby represents and warrants that such unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company shall (i) be complete in all material respects except for the omission of notes and schedules contained in annual financial statements; (ii) present fairly in all material respects the consolidated financial position of the Company as of the date thereof and the consolidated results of its operation, cash flows and changes in financial position for the periods then ended (except for normal year-end adjustments which are, individually or in the aggregate, not material); and (iii) have been prepared in accordance with the GAAP applied on a consistent basis.  In addition, the Company shall promptly prepare and deliver to Purchaser such other financial information reasonably requested by Purchaser.  Purchaser hereby agrees that the financial information provided to Purchaser pursuant to this Section 6.5.3 shall be governed by the terms of the Confidentiality Agreement, provided however that Purchaser is permitted to disclose any such information in connection with the Offering.

6.5.4.                                      The Sellers and the Company shall promptly prepare at the end of each calendar month and promptly deliver to Purchaser, but in no event later than ten (10) calendar days after the end of each calendar month, updated traffic metrics information on each Company Web Site, individually and in the aggregate, according to the parameters requested by Purchaser in connection with Schedule (i) of the Disclosure Schedule, and the updated number of registered users of each Company Web Site, as of the end of each such month.

6.6.                                      Regulatory Approvals.

6.6.1.                                      The Sellers and the Company shall, and shall cause each Subsidiary to, promptly after the date of signing the Original Purchase Agreement, execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the Antitrust Laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, or which Purchaser may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement.  The Sellers and the Company shall use commercially reasonable efforts to obtain, and to cooperate with Purchaser to promptly obtain, all such authorizations, approvals and consents.  Sellers shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents.  The Sellers and the Company shall promptly inform Purchaser of any material communication between the Company and any Governmental Entity regarding any of the transactions contemplated hereby.  If Sellers and the Company or any affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Sellers and Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  The Sellers and the Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Purchaser.

6.6.2.                                      Purchaser shall promptly after the date of signing the Original Purchase Agreement execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the Antitrust Laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement.  Purchaser shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents.  Purchaser shall pay any associated filing fees payable by Purchaser with respect to such authorizations, approvals and consents.  Purchaser shall promptly inform the Sellers of any material communication between Purchaser and any Governmental Entity regarding any of the transactions contemplated hereby.  If Purchaser or any affiliate of Purchaser receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Purchaser shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  Purchaser shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Sellers and the Company.

6.6.3.                                      Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, it is expressly understood and agreed that:  (i) Purchaser shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Purchaser shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of the Interest or any assets or categories of assets of Purchaser or any of its affiliates or the Company or its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Purchaser or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the Interests or any limitation or regulation on the ability of Purchaser or any of its affiliates to exercise full rights of ownership of the Interest (any of the foregoing, an “Antitrust Restraint”).  Nothing in this Section 6.6 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1.12 if such party has, until such date, complied in all material respects with its obligations under this Section 6.6.

6.7.                              Third Party Consents; Notices.

6.7.1.                                      The Sellers and the Company shall use their commercially reasonable efforts to obtain or deliver prior to the Closing all consents, waivers and approvals or notices under each Contract or from each Person listed or described on Schedule (ii)(B) of the Disclosure Schedule (and any Contract entered into after the date of signing the Original Purchase Agreement that would have been required to be listed or described on Schedule (ii)(B) of the Disclosure Schedule if entered into prior to the date of signing the Original Purchase Agreement).

6.7.2.                                      After prior coordination and consultation with Purchaser regarding the timing and content thereof, the Sellers and Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable government authority under the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

6.8.                              Litigation.  The Sellers and the Company will (i) notify Purchaser in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Entity or arbitrator initiated by or against any of them or any of the Company’s Subsidiaries, or known by any of them to be threatened against any of them, any of the Company’s Subsidiaries or any of their respective mangers (or directors, as the case may be) officers, employees or members (or stockholders, as the case may be) in their capacity as such (a “New Litigation Claim”), (ii) notify Purchaser of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Purchaser regarding the conduct of the defense of any New Litigation Claim.

6.9.                              Purchaser’s Financing. Purchaser shall prepare and file or cause to be prepared and filed with the SEC within 45 days after the date of signing the Original Purchase Agreement, a registration statement on Form S-3 or another appropriate registration statement for the purpose of an offering to be made in order to raise net proceeds (after deducting fees, expenses and commissions) in an amount sufficient in order to pay the Purchase Price and the Employee Bonus Amount at Closing (the “Offering”).  Sellers and the Company shall furnish to the Purchaser, Purchaser’s advisors, the underwriters of such offering and such underwriters’ advisors, such relevant information, in oral and written form, regarding the Sellers and the Company as the Purchaser may reasonably request and as shall be reasonably required in connection with the preparation and filing of the Registration Statement and any amendments thereto and in connection with the Offering.  In addition, the Sellers and the Company shall, and shall cause the Company’s employees, auditors and other representatives to cooperate with and assist Purchaser, as Purchaser may reasonably request, to enable Purchaser to prepare and file with the SEC the Registration Statement, including by participating in drafting sessions and conference calls regarding the Registration Statement and the contents thereof and by signing such documents as may be reasonably requested by Purchaser, the underwriters of the Offering and their respective advisors in connection with the closing of the Offering.

6.10.                        Termination of Affiliated Agreements.  The Sellers and the Company undertake that all Contracts between the Company, on the one hand, and Sellers or any of their Affiliates, on the other hand, if any, that require, or could require with the passage of time, the payment by the Company of any amounts or other consideration to any Seller or its Affiliate shall have been terminated on or before the Closing Date, without any further liability or obligation whatsoever thereunder on the part of the Company, and Purchaser may request to received reasonably satisfactory written evidence thereof.

6.11.                        Reasonable Efforts.  Subject to the limitations set forth in Section 6.3, each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the transactions contemplated hereby.

6.12.                        Rank of Escrow Amount.  Only if Purchaser elects to effect the Holdback, then with respect to such portion of the Escrow Funds subject to Holdback and for as long as any such Escrow Amount remains payable to the Sellers hereunder (the “Outstanding Escrow Amount”):

6.12.1.                                                   If Purchaser issues Senior Notes (as defined below), then:

6.12.1.1.                              Such Outstanding Escrow Amount shall be subordinated in right of payment to any amounts due and outstanding (at or prior to the time of payment of any Outstanding Escrow Amount) under the Purchaser’s Senior Convertible Notes (as amended, the “Senior Notes”) issued pursuant to the Securities Purchase Agreement dated on or about the date hereof (as amended, collectively, the “Senior Debt”), provided that, Senior Debt shall not include any amount of principal under the Senior Notes in excess of the Maximum Priority Senior Note Amount, as defined and set forth in the Subordination Agreement.

6.12.1.2.                              Without derogating from the provisions of Section 6.12.1.1, any indebtedness incurred by the Purchaser after the date hereof that is subordinated by its terms in right of payment to the Senior Debt, shall also be subordinated in right of payment to such Outstanding Escrow Amount.

6.12.1.3.                              Purchaser shall grant to the Sellers, for the ratable interest of the Sellers, a second priority perfected security interest in any property or other assets in which a first priority security interest has been (or will be) granted to secure the Senior Debt, but subject to such first priority interest, as set forth in the Security and Pledge Agreement and the Subordination Agreement.  Sellers shall receive such security agreements, assignments and other documents, and the Purchaser shall make such filings and take such other actions, as granted to holders of Senior Debt, to create and perfect such second priority security interest, subject to the subordination, in all respects, of the Outstanding Escrow Amount to the rights of such holders of Senior Debt and clarifying the junior status of any liens securing such Outstanding Escrow Amount as set forth in the Security and Pledge Agreement and the Subordination Agreement.

6.12.2.                                                   If Purchaser does not issue Senior Notes, then:

6.12.2.1.                              Such Outstanding Escrow Amount (a) shall rank pari passu with unsecured indebtedness to trade creditors incurred in the ordinary course of business, consistent with past practice and not outstanding for more than 120 days after the date such payable was created, and (b) shall be senior to all other indebtedness of the Purchaser other than Permitted Senior Indebtedness (as defined below).

“Permitted Senior Indebtedness” shall mean means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Purchaser under or in connection with any inventory and receivables credit facility based on a customary borrowing base entered into by Purchaser with one or more financial institutions (and on terms and conditions) to fund the working capital needs of Purchaser; provided, however, that the aggregate outstanding amount of such indebtedness permitted hereunder (taking into account the maximum amounts which may be advanced under the loan documents evidencing such Permitted Senior Indebtedness) does not at any time exceed (i) five million dollars ($5,000,000) prior to December 31, 2009 and (ii) ten million dollars ($10,000,000) thereafter.

6.12.2.2.                              Purchaser shall grant to the Sellers, for the ratable interest of the Sellers, a first priority perfected security interest in any property or other assets in which a first priority security interest may have been granted to secure the Senior Debt, substantially as set forth in the Security and Pledge Agreement (but without regards to the subordination provisions therein, which shall be removed).  Sellers shall receive such security agreements, assignments and other documents, and the Purchaser shall make such filings and take such other actions, as may have been granted to holders of Senior Debt, to create and perfect such first priority security interest substantially as set forth in the Security and Pledge Agreement (but without regards to the subordination provisions therein, which shall be removed).

7.                                     CONDITIONS TO THE CLOSING

7.1.                              Conditions to Obligations of Each Party to Effect the Closing.  The obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

7.1.1.                                      No Order.  No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity which has or could have the effect of making the transaction contemplated hereby illegal or otherwise prohibiting or preventing the consummation of the transactions contemplated by this Agreement or the Offering shall be in effect, nor shall any action have been taken by any Governmental Entity seeking or threatening any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the transaction contemplated, which makes the consummation of the transactions contemplated by this Agreement illegal.

7.1.2.                                      Governmental Approvals.  Purchaser, Sellers and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the transactions contemplated hereby.  All applicable waiting periods under the Antitrust Laws shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice (or, with respect to foreign antitrust laws, the applicable foreign Governmental Entity).

7.2.                              Additional Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Sellers and may be waived by the Sellers Representative in writing in its sole discretion without notice, liability or obligation to any Person):

7.2.1.                                      Representations, Warranties and Covenants.  The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which specifically relate to another date, which representations and warranties shall be true and correct with respect to such date).  Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

7.3.                              Additional Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Purchaser and may be waived by Purchaser in writing in its sole discretion without notice, liability or obligation to any Person):

7.3.1.                                      Representations, Warranties and Covenants.  The representations and warranties of the Sellers and the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of signing the Original Purchase Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which specifically relate to another earlier, which representations and warranties shall be true and correct with respect to such date).  The Sellers and the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Sellers and Company at or prior to the Closing.

7.3.2.                                      Receipt of Closing Deliveries.  Purchaser shall have received each of the deliveries agreements, instruments and other documents set forth in Section 2.2; provided, however, that such receipt shall not be deemed to be an agreement by Purchaser that the amounts set forth on any of agreements, instruments or documents set forth in Section 2.2 is accurate and shall not prejudice Purchaser’s remedies hereunder if any of the foregoing documents is not accurate.

7.3.3.                                      No Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity which has or could have the effect of limiting or restricting Purchaser’s ownership, conduct or operation of the business of the Company and/or any Subsidiary following the Closing shall be in effect, nor shall there be pending or threatened any suit, action or proceeding seeking any of the foregoing or any other Antitrust Restraint.

7.3.4.                                      No Material Adverse Effect.  There shall not have occurred a Material Adverse Effect with respect to the Company.

7.3.5.                                      Employees.  Each employee set forth on Schedule  hereto shall have remained continuously employed with the Company from the date of this Agreement through the Closing, and no action shall have been taken by any such individual to rescind such employee’s employment agreements and/or the a non-competition, non-solicitation and assignment of proprietary information and inventions agreement.

7.3.6.                                      Third Party Consents.  All consents, waivers, approvals or notices under each Contract or from each Person listed or described on Schedule (ii)(B) of the Disclosure Schedule (or that would have been required to be listed or described thereon) shall have been obtained or delivered, as the case may be.

7.3.7.                                      Financing. The Offering shall have successfully closed and the net proceeds to Purchaser therefrom deposited in the back accounts of Purchaser.

8.                                     TERMINATION

8.1.                              Termination.  At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned by authorized action taken by the terminating party:

8.1.1.                                      by mutual written of the Sellers and Purchaser;

8.1.2.                                      by either Purchaser or the Sellers, if the Closing shall not have occurred by a date being 228(1) days from the initial filing date of the registration statement in respect of the Offering by the Purchaser with the SEC or such other date that Purchaser and the Sellers Representative may agree upon in writing (the “Termination Date”); provided, however, that (i) in case the registration statement in respect of the Offering is still under the SEC review at such date, then the Termination Date shall be extended by such additional period; and (ii) in case that the review of the Company’s financial statements for the first and second fiscal quarters shall not have been completed within 30 days following the date of signing the Original Purchase Agreement, then the Termination Date shall be extended by such additional period); and provided, further, that the right to terminate this Agreement under this Section 8.1.2 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

8.1.3.                                      by either Purchaser or the Sellers, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1.3 shall not be available to any party whose breach of this Agreement has been the cause of or resulted in such injunction or other order;

8.1.4.                                      by Purchaser, if (i) the Sellers shall have breached any representation, warranty, covenant or agreement of the Sellers or the Company contained herein, which breach shall not have been cured within five Business Days after receipt by the Sellers of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured), and if Closing were to occur on the date of such termination such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied, (ii) Section 6.3 has been breached prior to the Termination Date, (iii) the circumstances or events described in Section 7.3.3 shall have occurred, or (iv) there shall have been a Material Adverse Effect with respect to the Company; or

8.1.5.                                      by the Sellers, if Purchaser shall have breached any representation, warranty, covenant or agreement contained herein, which breach shall not have been cured within five Business Days after receipt by Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied.

(1) Second Amendment to the Purchase Agreement dated November 12, 2007

8.2.                              Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Sellers, the Company or their respective officers, managers (or directors, as the case may be), stockholders or affiliates; provided, however, that (i) the provisions of Section 2.3 (Expenses), 6.2 (Confidentiality; Public Disclosure), this Sections 8.2 (Effect of Termination), Section 8.3 (Termination Fees and Expenses), Section 10 (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) the termination of this Agreement shall not relieve any party from any liability for any material breach of any covenant or obligation or for any intentional and material breach of any representation or warranty contained in this Agreement.

8.3.                              Termination Fees and Expenses.

8.3.1.                                                         Purchaser shall reimburse Sellers for direct out-of-pocket expenses for counsel and accountants that the Sellers have incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, not to exceed $400,000, as Sellers’ sole and exclusive remedy upon termination of this Agreement pursuant to Section 8.1.2 in the event that Closing does not occur due to failure to satisfy the conditions set forth in Section 7.3.7. Such payment shall be paid within 10 Business Days following such termination and upon the receipt by Purchaser of an invoice from Sellers setting forth such expenses in reasonable detail, accompanied by reasonable documentation.

8.3.2.                                                         Sellers shall pay Purchaser a fee in the amount of $2,000,000, as Purchaser’s sole and exclusive remedy upon termination of this Agreement pursuant to Section 8.1.4. Such payment shall be paid within 10 Business Days following the date of such termination.

8.3.3.                                                         Purchaser shall pay Sellers (in the same allocation as the allocation of the Purchase Price) a fee in the amount of $2,000,000, as Sellers’ sole and exclusive remedy upon termination of this Agreement pursuant to Section 8.1.5. Such payment shall be paid within 10 Business Days following the date of such termination.

8.3.4.                                                         The parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that if this Agreement is terminated as provided in the applicable sub-sections of Section 8.1, that the amounts payable pursuant to Sections 8.3.1 through 8.3.3 are reasonable forecasts of the actual damages which may be incurred by such party under such circumstances and constitute liquidated damages and not a penalty, and further that, without these agreements, the parties would not enter into this Agreement.

8.3.5.                                                         All payments to be made under this Section 8.3 shall be paid in U.S. Dollars by wire transfer in immediately available funds to such bank accounts the details of which shall be provided by the relevant payee(s) to the relevant payor upon the time of payment.

8.4.                              Nothing in this Section 8 is intended to nor shall it derogate from or limit the rights and/or remedies any party may have pursuant to this Agreement, by law or equity at any time prior to termination of this Agreement, including, without limitation, the right to seek injunctive relief or specific performance in any court of competent jurisdiction.

9.                                     ESCROW FUND AND INDEMNIFICATION

9.1.                              Escrow Fund.  The Escrow Amount subject to Holdback shall be held back by the Purchaser (if Purchaser elects to effect the Holdback with respect to the entire or any part of the Escrow

Amount), and/or deposited with the Escrow Agent (if Purchaser elects to effect the Indemnity Escrow with respect to the entire or any part of the Escrow Amount), as the case may be (such Escrow Amount, together with any interest that may be earned thereon, to constitute an escrow fund (the “Escrow Fund”)) and to be governed by the provisions set forth herein.  The Escrow Fund shall be available to compensate Purchaser on behalf of itself or any other Indemnified Person or Sellers, as the case may be, for Indemnifiable Damages pursuant to the indemnification obligations of the applicable Indemnifying Party hereunder.

9.2.                              Indemnification by Sellers.  Subject to the limitations set forth in this Section 9, the Sellers shall, jointly and severally, indemnify and hold harmless Purchaser, its Affiliates and their respective officers, directors, agents and employees, and each person, if any, who controls or may control Purchaser within the meaning of the Securities Act from and against any and all losses, liabilities, damages, reductions in value, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) directly or indirectly arising out of, resulting from or in connection with:

9.2.1.                                                         any failure of any representation or warranty made by the Sellers or the Company in this Agreement or the Disclosure Schedule (including any exhibit or schedule to the Disclosure Schedule), and any certificate to be delivered pursuant to this Agreement, to be true and correct as of the date of this Agreement and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which specifically relate to another date, which representations and warranties shall be true and correct as of such date);

9.2.2.                                                         any breach of or default in connection with any of the covenants or agreements made by the Sellers or the Company in this Agreement or the Disclosure Schedule (including any exhibit or schedule to the Disclosure Schedule) and any certificate to be delivered pursuant to this Agreement;

9.2.3.                                                         imposition, assessment or assertion of any Taxes of the Company or any Subsidiary or any Taxes for which the Company or Subsidiary is or may become liable (including, without limitation, by reason of non-recognition of deductions, changes in accounting methods, failure to fully comply with applicable laws or failure to qualify in any foreign jurisdiction and including those incurred in a contest of good faith by appropriate proceedings of the imposition, assessment or assertion of any such Taxes) on account of (A) any taxable periods that ends on or before the Closing Date, and (B) any taxable period that both includes and ends after the Closing Date, for the portion of such taxable period that ends on the Closing Date;

9.2.4.                                                         any amounts determined following the Closing that should have been deducted from the Purchase Price pursuant to the adjustments in accordance with the provisions of Section 1.2.2.1 but were not so deducted or any amount determined following the Closing that should not have been deducted from the Purchase Price or permitted to be paid as dividend pursuant in accordance with the provisions of Section 1.2.2.2 but were so deducted or paid.

9.2.5.                                                         any Transaction Expenses paid by the Company prior to the Closing or which were not assumed and paid by the Sellers after the Closing.

9.2.6.                                                         any obligations of the Sellers to make contributions as provided in Chapter 5 of the Corporations Code (commencing with Section 17200), to return any unlawful distributions made under Chapter 6 (commencing with Section 17250) or Chapter 8 (commencing with Section 17350).

In determining the amount of any Indemnifiable Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard or qualification contained in such representation or warranty shall be disregarded.

9.3.                              Indemnification by Purchaser.  Subject to the limitations set forth in this Section 9, Purchaser shall indemnify and hold harmless Sellers from and against any Indemnifiable Damages directly arising out of, resulting from or in connection with any failure of any representation or warranty made by the Purchaser in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which specifically relate to another date, which representations and warranties shall be true and correct as of such date), up to an amount equal to the Escrow Amount, as the sole and exclusive remedy for the indemnity obligations hereunder.

9.4.                              Indemnifiable Damage Threshold; Other Limitations.

9.4.1.                                                         No Indemnified Person shall be entitled to indemnification pursuant to Sections 9.2.1 or 9.2.2 (and that does not involve fraud, willful breach or intentional misrepresentation by the Sellers, the Company or any Subsidiary, any inaccuracy or breach of any of the representations and warranties in Section 3.3 (Capital Structure), Section 3.4 (Title to Interest), 3.5 (Authority; Non-Contravention), Section 3.12 (Intellectual Property and Internet Practices) or Section 3.14 (Tax Matters), or breach of Section 6.4), or pursuant to Section 9.3, unless and until an Officer’s Certificate describing Indemnifiable Damages in an aggregate amount greater than $100,000 (the “Threshold”) has been delivered, in which case the Indemnified Person shall be entitled to indemnification for all Indemnifiable Damages in excess of the Threshold, subject to the limitations set forth in this Section 9.

9.4.2.                                                         If the Closing occurs, offset against (in case Purchaser elects to effect the Holdback) and/or recovery from (in case Purchaser elects to effect the Indemnity Escrow) the Escrow Fund, as the case may be, shall be the sole and exclusive remedy for the indemnity obligations under this Agreement for the matters listed in Sections 9.2.1 or 9.2.2, except in the case of (i) fraud, willful breach or intentional misrepresentation by the Sellers, the Company or any Subsidiary, (ii) any failure of any of the representations and warranties contained in Section 3.3 (Capital Structure), Section 3.4 (Title to Interest), 3.5 (Authority; Non-Contravention), Section 3.12 (Intellectual Property and Internet Practices) or Section 3.14 (Tax Matters) to be true and correct as aforesaid, and (iii) any breach of or default in connection with any covenant or agreement to the extent such covenant or agreement is to survive or be performed also after the Escrow Period (including, without limitation, pursuant to Section 6.4); with respect to each the Sellers shall be liable for any Indemnifiable Damages resulting therefrom after Indemnified Persons have exhausted or made claims upon all amounts in the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons). Notwithstanding anything to the contrary, this Section 9 shall in no way limit an Indemnified Party’s right to seek injunctive relief or specific performance.

9.4.3.                                                         The amount of Indemnifiable Damages for which indemnification is provided under this Agreement will be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Persons arising from the receipt of indemnity payments hereunder and (ii) reduced to take account of any Tax benefit realized by the Indemnified Persons arising from the incurrence or payment of any such Indemnifiable Damages.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Persons will be deemed to be subject to the applicable federal, state, local and/or local country income Taxes at the maximum statutory rate then in effect.

9.5.                              Period for Claims Against Escrow Fund.  The period during which indemnification claims for Indemnifiable Damages may be made (the “Claims Period”) shall commence at the Closing and terminate on the date that is 12 months following the Closing Date (the “Escrow Period”), provided, however, that the Claims Period for Indemnifiable Damages pursuant to Section 9.2 (i) resulting from or in connection with fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary, (ii) arising from any breach of the representations and warranties contained in Section 3.3 (Capital Structure), Section 3.4 (Title to Interest), 3.5 (Authority; Non-Contravention), Section 3.12 (Intellectual Property and Internet Practices) or Section 3.14 (Tax Matters), (iii) arising from any breach of or default in connection with any covenant or agreement to the extent such covenant or agreement is to survive or be performed also after the Escrow Period (including, without limitation, pursuant to Section 6.4), or (iv) arising pursuant to either of Sections 9.2.3 through 9.2.6, shall terminate upon the date that is 30 days after expiration of the applicable statute of limitations with respect to any theretofore unasserted claims arising out of or otherwise in respect of the items covered by Sections (i) through (iv) above.  Notwithstanding anything contained herein to the contrary, such portion of the Escrow Fund at the end of the Escrow Period (in case of Indemnity Escrow) or the Holdback Release Date (in case of Holdback) as may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Officer’s Certificate delivered to the Sellers Representative prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied.  The remainder of the Escrow Fund, if any, shall be paid to the Sellers promptly after the Escrow Period (in case of Indemnity Escrow) or the Holdback Release Date (in case of Holdback) in the same allocation as that of the Purchase Price.

9.6.                              Claims.

9.6.1.                                                         On or before the last day of the Escrow Period, Purchaser may deliver to the Sellers Representative (in case Purchaser elects to effect the Holdback) and/or to the Escrow Agent with a duplicate copy to the Sellers Representative (in case Purchaser elects to effect the Indemnity Escrow), as the case may be, a certificate signed by any officer of Purchaser (in case of an indemnification claim pursuant to Section 9.2), or Sellers Representative may deliver to the Purchaser a certificate (in case of an indemnification claim pursuant to Section 9.3)  (an “Officer’s Certificate”):

9.6.1.1.            stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Purchaser or its Affiliates, which could give rise to Indemnifiable Damages);

9.6.1.2.                                  stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the amount reasonably anticipated by Purchaser to be incurred, paid, reserved or accrued); and

9.6.1.3.            specifying in reasonable detail (based upon the information then possessed by Purchaser) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Officer’s Certificate within the Escrow Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Indemnifying Person is materially prejudiced thereby.

9.6.2.                                                         In case of an indemnification claim pursuant to Section 9.2, then, as applicable:

9.6.2.1.            If the Purchaser elected to effect the Holdback: at the time of delivery of any Officer’s Certificate to the Sellers Representative by or on behalf of Purchaser (on behalf of itself or any other Indemnified Person) and for a period of 20 days after such delivery of such Officer’s Certificate, the Purchaser shall not be entitled to offset amounts against the Escrow Fund unless the Purchaser shall have received written authorization from the Sellers Representative to make such offset.  After the expiration of such 20-day period, the Purchaser shall be entitled to offset amounts against the Escrow Fund; provided, however, that no such offset may be made if and to the extent the Sellers Representative shall in good faith object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to the Purchaser prior to the expiration of such 20-day period.

9.6.2.2.                          If the Purchaser elected to effect the Indemnity Escrow: at the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Sellers Representative by or on behalf of Purchaser (on behalf of itself or any other Indemnified Person) and for a period of 20 days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall make no payment pursuant to this Section 9.6.2.2 unless the Escrow Agent shall have received written authorization from the Sellers Representative to make such delivery.  After the expiration of such 20-day period, the Escrow Agent shall make delivery of cash from the Escrow Fund to Purchaser in accordance with this Section 9.6; provided, however, that no such delivery may be made if and to the extent the Sellers Representative shall in good faith object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Purchaser prior to the expiration of such 20-day period.

9.7.                              Resolution of Objections to Claims.

9.7.1.                                                         In case of an indemnification claim pursuant to Section 9.2, if the Sellers Representative in good faith objects in writing to any claim or claims by Purchaser made in any Officer’s Certificate within such 20-day period, Purchaser and the Sellers Representative shall attempt in good faith for 20 days after Purchaser’s receipt of such written objection to resolve such objection.  If Purchaser and the Sellers Representative shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, and, if the Purchaser elected to effect the Indemnity Escrow, shall also be delivered to the Escrow Agent.  The Purchaser and, if applicable, the Escrow Agent, shall be entitled to conclusively rely on any such memorandum and offset amounts against, or distribute cash from, the Escrow Fund, as the case may be, in accordance with the terms of such memorandum.

9.7.2.                                                         In case of an indemnification claim pursuant to Section 9.3, Purchaser and the Sellers Representative shall attempt in good faith for 20 days after Purchaser’s receipt of an Officer’s Certificate to resolve such objection.  If Purchaser and the Sellers Representative shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

9.7.3.                                                         If no such agreement pursuant to Sections 9.7.1 or 9.7.2, as the case may be, can be reached during the 20-day period for good faith negotiation, but in any event upon the expiration of such 20-day period, either Purchaser or the Sellers Representative may refer the matter to arbitration in accordance with Section 10.10 hereof to resolve the matter. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be non-appealable, binding and conclusive upon the parties to this Agreement and (if applicable) the Escrow Agent, and Purchaser or the Escrow Agent, as the case may be shall be entitled to act in accordance with such decision and offset or distribute cash, as the case may be, from the Escrow Fund in accordance therewith.

9.7.4.                                                         Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  For purposes of this Section 9.7.4, in any suit hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, the Indemnified Person shall be deemed to be the non-prevailing party unless the arbitration awards the Indemnified Person more than one-half of the amount in dispute, in which case the Indemnifying Person shall be deemed to be the non-prevailing party.  The non-prevailing party to a suit shall pay its own expenses and the expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

9.8.                              Sellers Representative.

9.8.1.                                                         By virtue of their signature on this Agreement, the Sellers have appointed the Sellers Representative as the agent and attorney-in-fact for and on behalf of the Sellers to: (i) give and receive notices and communications, as an Indemnified Person or an Indemnifying Person, to or from Purchaser (on behalf of itself or any other Indemnified Person, or as an Indemnifying Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Seller individually); (ii) authorize deliveries to or offset by Purchaser of cash from the Escrow Fund in satisfaction of claims asserted by Purchaser (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to claims made by or on behalf of an Indemnified Person, including pursuant to Section 9.6, or make claims as or on behalf of an Indemnified Person; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts or arbitration awards with respect to, such claims; (v) consent or agree to any amendment to this Agreement; and (vi) take all actions necessary or appropriate in the judgment of the Sellers Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.  The Person serving as the Sellers Representative may be replaced from time to time by the Sellers upon not less than ten days’ prior written notice to Purchaser.  The Sellers Representative shall receive no compensation for its services.

9.8.2.                                                         The Sellers Representative shall not be liable to any Seller for any act done or omitted hereunder as the Sellers Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct.  The Sellers shall severally indemnify the Sellers Representative and hold the Sellers Representative harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Sellers Representative and arising out of or in connection with the acceptance or administration of the duties of the Sellers Representative hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Sellers Representative.  If not paid directly to the Sellers Representative by the Sellers, such losses, liabilities or expenses may be recovered by the Sellers Representative from Escrow Fund otherwise distributable to the Sellers (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) at the end of the Escrow Period (in case of Indemnity Escrow) or the Holdback Release Date (in case of Holdback) pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Sellers according to their respective pro rata share of the Purchase Price.

9.8.3.                                                         Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Sellers Representative that is within the scope of the Sellers Representative’s authority under Section 9.8.1 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Sellers and shall be final, binding and conclusive upon each such Sellers; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller.

9.9.                              Third-Party Claims.  In the event an Indemnified Person becomes aware of a third-party claim that it believes may result in an indemnification or offset claim against the Escrow Fund or the Indemnifying Person by or on behalf of an Indemnified Person, the Indemnified Person shall promptly notify the Indemnifying Person in writing and in reasonable detail of such third-party claim, provided however that no delay in providing such notice shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Indemnifying Person  is materially prejudiced thereby.  The Indemnifying Person shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by it in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which the Indemnifying Person may seek indemnification pursuant to a claim made hereunder).  The Sellers Representative or Purchaser, as the case may be, shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim.  However, except with the consent of the Sellers Representative or Purchaser, as the case may be (which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Sellers Representative or Purchaser, as the case may be, shall have objected within 15 days after a written request for such consent by Purchaser or Sellers Representative, as the case may be), no settlement or resolution of any such claim with any third-party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter.  In the event that the Sellers Representative has consented to any such settlement or resolution, neither the Sellers Representative nor any Seller shall have any power or authority to object (including pursuant to Section 9.6 or any other provision of this Section 9) to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution.

9.10.                        Sellers Claims Against the Company.  If Closing occurs, the Sellers agree that they will not seek, nor will they be entitled to, contribution from, or indemnification by, the Company, under its Charter Document, this Agreement, applicable corporate laws or other laws or otherwise, whether in respect of amounts due from the Sellers to the Purchaser under this Section 9 or otherwise under this Agreement, or for any other reason, and the Sellers will hold the Company, Purchaser and or any Indemnified Person harmless in respect of all such amounts and shall not seek to join the Company in connection with any suit arising under this Agreement or arising in connection with their service as a mangers, directors, officers, employees or agents of the Company prior to the Closing Date.  Without limiting the foregoing, the Sellers, as Members of the Company, shall not demand nor shall any of them be entitled to receive a return of its contribution to the Company, and any such demand or right shall be deemed satisfied in full and waived by the payment of the Purchase Price in accordance with the provisions of this Agreement.  The Sellers also agrees that they will not make claim against any directors and officers insurance policy maintained or to be maintained by the Company in respect of amounts due by the Sellers to the Purchaser or any Indemnified Person under this Section 9, this Agreement or otherwise, if the carrier of such insurance policy would have any right of subrogation against the Company in respect of such claim and shall indemnify and hold harmless the Purchaser from any such action.  The provisions of this Section 9.10 shall not be deemed a waiver by any of the Sellers for any indemnification or other rights any of them may have by reason of their employment by, or services to, the Company (or any successor thereto) following Closing.

9.11.                        Apportionment.  In the case of any Taxes that are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date shall (a) in the case of any real property, personal property or other ad valorem Taxes be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any other Tax be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date based on a closing of the books as of the close of business on the Closing Date.

10.                                GENERAL PROVISIONS.

10.1.                        Survival of Representations, Warranties and Covenants.  If the Closing occurs, the representations and warranties of the Sellers and the Company contained in this Agreement, the Disclosure Schedule (including any exhibit or schedule to the Disclosure Schedule), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the end of the Escrow Period; provided, however, that (i) the representations and warranties of the Company contained in Section 3.3 (Capital Structure), Section 3.4 (Title to Interest), 3.5 (Authority; Non-Contravention), Section 3.12 (Intellectual Property and Internet Practices)  or Section 3.14 (Tax Matters) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is 30 days after the expiration of the applicable statute of limitations for claims against the Sellers, which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties, and then expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any breach of such representations and warranties; (ii) no right to indemnification pursuant to Section 9 in respect of any claim that is set forth in an Officer’s Certificate delivered to the Escrow Agent (in case of Holdback) or Sellers Representative (in case of Indemnity Escrow), as the case may be, prior to the expiration of the Escrow Period shall be affected by the expiration of such representations and warranties; and (iii) such expiration shall not affect the rights of any Indemnified Person under Section 9 or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary until the date that is 30 days after the expiration of the applicable statute of limitations.  If the Closing occurs, the representations, warranties and convents of Purchaser contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing.  If the Closing occurs, all covenants of the parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to survive or be performed after the Closing; provided, however, that no right to indemnification pursuant to Section 9 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

10.2.                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if as follows: (a) if sent by registered or certified mail return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), three business days after delivery to such courier; (c) if sent by facsimile transmission on a business day before 5:00 p.m. in time zone of the recipient, when transmitted and full receipt is electronically confirmed; (d) if sent by facsimile transmission on a business day after 5:00 p.m. in the time zone of the recipient or on a non-business day and full receipt is electronically confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to Purchaser, to:                                              Answers Corporation

237 West 35th Street

Suite 1101

New York, NY 10001

Attention:  Robert S. Rosenschein, Chief Executive Officer
Facsimile No.:  646-502-4778
Telephone No.:  646-502-4777

with a copy (which shall not constitute notice) to:

Meitar, Liquornik, Geva & Leshem, Brandwein — Law Offices

16 Abba Hillel Silver Rd.

Ramat Gan 52506, Israel

Attention: Clifford Felig and David Glatt

Facsimile: +972-3-610-3111

If to the Sellers

or the Company (prior to Closing), to:

Daniel Fierro

312 E. Mandalay Drive

Olmos Park TX 78212

Telephone No.:  (210) 826-1939

with a copy (which shall not constitute notice) to:

DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020-1104

Attention:  James E. Nelson

Facsimile No.:  (212) 884-8731

Telephone No.:  (212) 335-4631

and

Brian Kariger

3120 E. 2nd Street

Long Beach

California 90803

Facsimile No.:  (562) 439-4301

Telephone No.: (310) 738-3777

with a copy (which shall not constitute notice) to:

Eric Adler, Magee & Adler, APC

400 Oceangate, Suite 1030

Long Beach, CA 90803

Attention:  Eric R. Adler, Esq.
Facsimile No.:  562-432-1060
Telephone No.:  562-432-1154

If to the Sellers Representative, to:

Brian Kariger

3120 E. 2nd Street

Long Beach

California 90803

Facsimile No.:  (562) 439-4301

Telephone No.: (310) 738-3777

with a copy (which shall not constitute notice) to:

Eric Adler, Magee & Adler, APC

400 Oceangate, Suite 1030

Long Beach, CA 90803

Attention:  Eric R. Adler, Esq.
Facsimile No.:  562-432-1060
Telephone No.:  562-432-1154

10.3.                        Interpretation.  When a reference is made in this Agreement to sections, schedules or exhibits, such reference shall be to a section of, schedule or an exhibit to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The phrases “provided to,” “furnished to,” or “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been provided to the party or its counsel to whom such information or material is to be provided, and in case such information or material was made available electronically by posting it on the Company’s virtual data room (provided it was (i) posted under the relevant section of the due diligence request list calling for such disclosure and was indicated in the Company’s written response to such list, or (ii) was requested by Purchaser or was posted in such virtual data room pursuant to a request from Purchaser).  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) all references to “$” shall be denominated in U.S. dollars; and (v) unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the hundredth decimal place.

10.4.                        Entire Agreement; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Disclosure Schedule, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof (including, the Original Purchase Agreement, which shall be amended and restated in its entirety by this Agreement), but except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Section 9 is intended to benefit Indemnified Persons).

10.5.                        Amendment.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of Purchaser and the Sellers Representative. Any amendment or waiver effected in accordance with this Section shall be binding upon all parties of this Agreement and their respective successors and assignees.

10.6.                        Extension; Waiver.  Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  The Sellers Representative and Purchaser may, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein.  Any waiver effected in accordance with the preceding sentence shall be binding upon all parties of this Agreement and their respective successors and assignees. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

10.7.                        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Purchaser may assign this Agreement to any of Purchaser’s Affiliates without the prior consent of the Sellers or the Company; provided, however, that Purchaser shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.8.                        Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9.                        Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

10.10.                  Governing Law; Arbitration; Jurisdiction.

10.10.1.         This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to such state’s principles of conflicts of law, provided, however, that any matter involving the internal corporate affairs of the any party hereto shall be governed by the provisions of the jurisdictions of its incorporation.

10.10.2.         Any controversy or claim arising out of or relating to this Agreement, including, without limitation, the breach or termination thereof, shall be settled by arbitration by a single arbitrator administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection, to be held in New

York, New York, USA. The award rendered by the arbitrator shall be final and binding upon the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The existence and resolution of the arbitration shall be kept confidential by the parties and by the arbitrator. The award of the arbitrator shall be accompanied by a reasoned opinion. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration, unless otherwise determined by the arbitrator. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary.

10.10.3.         Subject to Section 10.10.2, the parties hereto hereby irrevocably submit to the exclusive jurisdiction (or, in the case of enforcement of or seeking remedies with respect to Section 6.4, non-exclusive jurisdiction) of the courts of the New York, New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein (including resolution of disputes under Section 9.7), agrees that process may be served upon them in any manner authorized by the laws of such jurisdiction for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.11.                  Cooperation.  The parties agrees to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by a party to evidence or reflect the transactions contemplated hereby and to carry out the intent and purposes of this Agreement.

10.12.                  Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.13.                  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.14.                  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

 - SIGNATURE PAGES FOLLOW -

IN WITNESS WHEREOF, the parties have caused this AMENDED AND RESTATED PURCHASE AGREEMENT to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Answers Corporation

By:	/s/ Robert S. Rosenschein

Name:	Robert Rosenschein

Title:	CEO

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

BRIAN KARIGER, AS TRUSTEE OF THE BRIAN PATRICK KARIGER CHARITABLE REMAINDER UNITRUST TRUST DATED APRIL 9, 2007

/s/ Brian Kariger

BRIAN KARIGER AS TRUSTEE OF THE BRIAN PATRICK KARIGER REVOCABLE TRUST DATED FEBRUARY 9, 2007

/s/ Brian Kariger

DANIEL FIERRO

/s/ Daniel Fierro

LEXICO PUBLISHING GROUP, LLC

By:	/s/ Brian Kariger
Name:	Brian Kariger and Daniel Fierro
Title:	Authorized Signatories and Members

BRIAN KARIGER, AS SELLERS REPRESENTATIVE

/s/ Brian Kariger

List of Exhibits

Exhibit A	-	Certain Definitions
Exhibit B	-	Form of Indemnity Escrow Agreement
Exhibit C	-	Form of Bonus Plan/Documents Escrow Agreement
Exhibit D	-	Form of Legal Opinion of Counsel to the Company
Exhibit E	-	Form of Pledge and Security Agreement
Exhibit F	-	Form of Subordination Agreement

List of Schedules

Schedule A	-	List of Sellers and Interests
Schedule 1.2.2	-	Estimated Closing Adjustments Certificate
Schedule 2.2.1.1	-	Certificate of Sellers
Schedule 2.2.1.2	-	Transaction Expenses Certificate
Schedule 7.3.5	-	List of Employees

Disclosure Schedule

Schedule A

List of Sellers and Interests

Seller’s Name	% of Membership Interest

Brian Kariger as trustee of the Brian Patrick Kariger Charitable Remainder Unitrust Trust dated April 9, 2007	5%

Brian Kariger as trustee of the Brian Patrick Kariger Revocable Trust dated February 9, 2007	70%

Daniel Fierro	25%

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

1.     Defined Terms. As used herein, the following terms have the following meanings:

        1.1.          “Acquisition Proposal” shall mean, with respect to the Company or any of its Subsidiaries, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Purchaser), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company or any of its Subsidiaries, or from the Member of the Company, by any Person or Group of more than a 10% interest in the total Membership Interest, outstanding voting interest or Economic Interest of Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total Membership Interest, outstanding voting interest or Economic Interest of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company and its Subsidiaries in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property.

        1.2.          “Affiliate” has the meaning set forth in Rule 145 promulgated under the US Securities Act.

        1.3.          “Antitrust Laws” means the HSR Act and applicable foreign competition, antitrust or investment or trade regulatory Legal Requirements.

        1.4.          “Bonus Plan/Documents Escrow Agreement” means an Escrow Agreement, substantially in the form attached hereto as Exhibit C, entered into as of the date of signing the Original Purchase Agreement by and among Purchaser, the Escrow Agent, the Company, the Sellers and the Sellers Representative, in respect of the Employee Bonus Amount and the instruments evidencing the transfer of Interests, as amended.

        1.5           “Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banks located in New York, New York are not generally open for business.

        1.6.          “Charter Documents” means the Articles of Organization and the Operating Agreement, in each case as in effect on the date of signing the Original Purchase Agreement.

        1.7.          “Closing Net Working Capital” means the difference between (a) the sum of accounts receivable, net, prepaid expenses and other current assets of the Company and its Subsidiaries, on a consolidated basis, and (b) the sum of accounts payable, accrued compensation, accrued expenses and deferred revenue and other current liabilities of the Company and its Subsidiaries, on a consolidated basis; in each case calculated as of the close of business on the Closing Date in accordance with GAAP applied on a consistent basis with the Company’s past practice.

        1.8.          “Code” shall mean the Internal Revenue Code of 1986, as amended.

        1.9.          “Company Web Site(s)” means Reference.com, Dictionary.com (including dictionary.reference.com) and/or Thesaurus.com (including thesaurus.reference.com), individually or collectively, as the case may be.

        1.10.        “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent, term sheet and purchase orders) as of the date of signing the Original Purchase Agreement or as may hereafter be in effect.

        1.11.        “Corporations Code” means Title 2.5 Limited Liability Companies of the California Corporations Code, as amended from time to time (or any corresponding provisions of succeeding law).

        1.12.        “Disclosure Schedule” means the Disclosure Schedule delivered to Purchaser and Purchaser concurrently with the parties’ execution of this Agreement, containing disclosures that, in order to be effective, shall clearly indicate the Section and, if applicable, the subsection of Section 3 to which it relates and each of which disclosures shall also be deemed to be representations and warranties made by the Sellers and the Company to Purchaser and the Purchaser under Section 3. Any fact or item disclosed in any particular section of the Disclosure Schedule shall be deemed to have been disclosed with respect to another section of this Agreement only if and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures.

        1.13.        “Economic Interest” means a Person's right to share in the income, gains, losses, deductions, credit, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member, including, without limitation, the right to vote or to participate in management, or, except as provided in applicable Legal Requirements, any right to information concerning the business and affairs of the Company.

        1.14.        “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, adverse claim, interference, option, right of first refusal, preemptive right or restriction or rights of third parties of any nature (including any spousal community property rights, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any security or other asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of a security or other asset).

        1.15.        “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        1.16.        “Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

        1.17.        “Employee Bonus Amount” means a gross amount of US$10,000,000 (which is inclusive of all Taxes, whether to be borne by the employee or employer).

        1.18.        “Employee Bonus Plan” means a plan established by the Company (and approved by Purchaser), for the payment of up to the Employee Bonus Amount as bonuses to certain employees of the Company, upon the terms set forth therein.

        1.19.        “Escrow Agent” means American Stock transfer & Trust Co. or such other escrow agent as shall be designated by Purchaser and reasonably agreed upon by Sellers Representative.

        1.20.        “Escrow Amount” means US$10,000,000.

        1.21.        “Facilities” shall mean all buildings and improvements on the Property.

        1.22.        “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

        1.23.        “Governmental Entity” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local or municipal or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

        1.24.        “Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act of 1934, the rules and regulations thereunder, all as amended, and related case law.

        1.25.        “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

        1.26.        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        1.27.        “Indemnified Person(s)” the Person(s) entitled to indemnification under Section 9.2 or 9.3, as the case may be.

        1.28.        “Indemnifying Person(s)” the Person(s) from whom indemnification is sought under Section 9.2 or 9.3, as the case may be.

        1.29.        “Indemnity Escrow Agreement” means the Indemnity Escrow Agreement, substantially in the form attached hereto as Exhibit B, entered into as of the date of signing the Original Purchase Agreement by and among Purchaser, the Escrow Agent, the Sellers and the Sellers Representative, as amended.

        1.30.        “knowledge” or “known” shall mean, with respect to the Company and its Subsidiaries, the knowledge of the Sellers and of certain employees of the Company as set forth on Schedule 0 of the Disclosure Schedule; an individual shall be deemed to have “knowledge” of a particular fact or other matter if (i) such individual is actually aware of such particular fact or other matter; (ii) such individual has made, or reasonably should have made, reasonable inquiry of those other employees of the Company and its Subsidiaries whom such individual reasonably believes would have actual knowledge of the matters represented; or (iii) such individual, when taking into account his or her position and responsibilities, could be reasonably expected to discover or otherwise become aware of such fact or other matter in the course of conducting such reasonable inquiry concerning the existence of such fact or other matter.

        1.31.        “Legal Requirement” means any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

        1.32.        “Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to, (i) be or become materially adverse in relation to the near-term or longer-term condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, capitalization, operations or results of operations of such entity and its Subsidiaries, taken as a whole (including, without limitations, a material disruption in the operation of any Company Web Site continuing for more than 12 consecutive hours); or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms.

        1.33.        “Members” means any Person who has been admitted as a member of the Company as provided in the Corporations Code.

        1.34.        “Membership Interest” shall mean a Member’s rights in the Company, collectively, including the Member’s Economic Interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company provided by the Charter Documents and Legal Requirements.

        1.35.        “Permitted Encumbrances” means: (i) statutory liens for taxes that are not yet due and payable or liens for taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (v) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods.

        1.36.        “Person” means an individual, Entity or Governmental Entity.

        1.37.        “Property” shall mean all real property leased, sub-leased or owned by the Company or any Subsidiary either currently or in the past.

        1.38.        “Registration Statement” means the registration statement referred to in Section 6.9., including, any prospectus included therein, as amended or supplemented by any amendment or prospectus supplement, including post-effective amendments, and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such prospectus.

        1.39.        “SEC” means the Securities and Exchange Commission.

        1.40.        “Securities Act” means the United States Securities Act of 1933, as amended.

        1.41.        “Subsidiary” of a Person is an Entity in which a Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

        1.42.        “Tax Authority” means the Governmental Entity responsible for the imposition of any Tax (domestic or foreign).

        1.43.        “Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, any declaration and claim for refund and information returns and reports) required to be filed with respect to Taxes.

        1.44.        “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any federal, state, local or foreign income, capital gain, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), Federal Insurance Contributions Act (FICA) tax, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, personal, tangible or intangible), environmental or windfall profit tax, custom duty, business and occupation, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Tax Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

        1.45.        “Transaction Agreements” means the Indemnity Escrow Agreement and the Bonus Plan/Documents Escrow Agreement.

        1.46.        “Transaction Expenses” means the amounts of all fees, costs or expenses incurred or expected to be incurred by the Company and the Subsidiaries in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including any fees and expenses of legal counsel, accountants, financial advisors and consultants, investment bankers and brokers, notwithstanding any contingencies for escrows, etc., any bonuses, costs and fees for obtaining or securing required consents and approvals for the transactions contemplated hereby, HSR Act filings fees, premiums or other payments in connection with directors’ and officers’ liability insurance, and any such fees incurred by Sellers and paid for or to be paid for by the Company), whether or not invoiced or billed prior to the Closing, and whether incurred on behalf of the Company or on behalf of the Sellers, in each case, which have not been assumed or paid (or reimbursed by the Sellers to the Company, if paid by the Company) by the Sellers.

2.     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aggregate Purchase Price	1.2.1
Agreement	Preamble
Antitrust Restraint	6.6.3
Claims Period	9.5
Closing	2.1
Closing Date	2.1
COBRA	3.15.3
Company	Recital A
Company Authorizations	3.10.2
Company Balance Sheet	3.6.3
Company Balance Sheet Date	3.6.3
Company Debt	3.6.6
Company Employee Plan	3.15.1
Company Employee Plans	3.15.1
Company IP Rights	3.12.1.2
Company Products	3.12.1.6
Company Registered Intellectual property	3.12.1.4
Company Representatives	6.3.1
Company Source Code	3.12.1.7
Company Voting Debt	3.3.3
Company-Owned IP Rights	3.12.1.3
Confidential Agreement	6.2.1
Confidential Information	3.12.20
ERISA	3.15.1
ERISA Affiliate	3.15.1
Escrow Period	9.5
Estimated Closing Adjustments Certificate	1.2.2
Financial Statements	3.6.1
Foreign Plan	3.15.7
Forfeited Employee Bonus Amount	1.4.2
Holdback	1.3.1
Holdback Release Date	1.3.1
Indemnifiable Damages	9.2
Indemnified Person	9.2

Indemnity Escrow	1.3.2
Interest	Recital B
Interested Party	3.16
Material Contract	3.19.1
Open Source Materials	3.12.21
Original Purchase Agreement	Recital A
Outstanding Escrow Amount	6.12
Pledge and Security Agreement	Recital F
Purchase Price	1.2.1
Purchaser	Preamble
Second Installment	1.2.1
Seller(s)	Recital A
Sellers Representative	Preamble
Senior Debt	6.12.1
Senior Notes	6.12.1
Significant Customer	3.21.1
Significant Supplier	3.21.2
Subordination Agreement	Recital F
Third Installment	1.2.1
Third Party Intellectual Property Rights	3.12.15